Exhibit 10.7

EXECUTION VERSION

SOUND POINT DIRECT LENDING BDC

as Initial Borrower

REVOLVING CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and a Lender

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

December 24, 2025

i

	6.02	All Loans	62
	6.03	Qualified Borrower Loans	63

7.	REPRESENTATIONS AND WARRANTIES		64
	7.01	Organization and Good Standing	64
	7.02	Authorization	64
	7.03	No Conflicts or Consents	65
	7.04	Enforceable Obligations	65
	7.05	Priority of Liens	65
	7.06	Financial Condition	65
	7.07	Full Disclosure	65
	7.08	No Default	65
	7.09	No Litigation	65
	7.10	Material Adverse Change	65
	7.11	Taxes	65
	7.12	Jurisdiction of Formation; Principal Office	66
	7.13	ERISA Compliance	66
	7.14	Compliance with Law	66
	7.15	Hazardous Substances	66
	7.16	Partnership Structure	66
	7.17	Capital Commitments and Contributions	66
	7.18	Investor Documents	67
	7.19	No Defenses	67
	7.20	Fiscal Year	67
	7.21	Investment Company Act	67
	7.22	Margin Stock	67
	7.23	Anti-Corruption, Anti-Money Laundering and Sanctions	67
	7.24	Affected Financial Institution	68
	7.25	Beneficial Ownership	68
	7.26	Solvency	68
	7.27	Insider	68
	7.28	Placement Agent	68
	7.29	Outbound Investment Rules	68

8.	AFFIRMATIVE COVENANTS		68
	8.01	Financial Statements, Reports and Notices	68
	8.02	Electronic Delivery	71
	8.03	Borrower Party Materials	71
	8.04	Payment of Taxes	72
	8.05	Maintenance of Existence and Rights	72
	8.06	Notice of Default; Notice of Suspension Event; Commitment Period	72
	8.07	Other Notices	72
	8.08	Compliance with Loan Documents and Constituent Documents	72
	8.09	Books and Records; Access	73
	8.10	Compliance with Law	73
	8.11	Insurance	73
	8.12	Authorizations and Approvals	73
	8.13	Maintenance of Liens	73
	8.14	Further Assurances	73
	8.15	Investor Financial and Rating Information	73
	8.16	Anti-Corruption Laws	73
	8.17	Covenants of Qualified Borrowers	74
	8.18	Accounts	74

	8.19	Notice of Credit Facility	74
	8.20	Status of RIC and BDC	74

9.	NEGATIVE COVENANTS		74
	9.01	Mergers, Dissolution, Borrower Party Information	74
	9.02	Negative Pledge	74
	9.03	Fiscal Year and Accounting Method	74
	9.04	Constituent Documents	75
	9.05	Transfer by, or Admission of, Investors	75
	9.06	Capital Commitment	76
	9.07	ERISA Compliance	76
	9.08	Environmental Matters	76
	9.09	Margin Stock	77
	9.10	Limitations on Dividends and Distributions	77
	9.11	Limitation on Debt	77
	9.12	Limitations on Use of Proceeds	77
	9.13	Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments	77
	9.14	Minimum Funded Capital Commitment	77
	9.15	Minimum NAV	77
	9.16	Outbound Investments Rules	77

10.	EVENTS OF DEFAULT		78
	10.01	Events of Default	78
	10.02	Remedies Upon Event of Default	80
	10.03	Performance by Administrative Agent	81
	10.04	Application of Funds	81
	10.05	JPMorgan Investors	82

11.	ADMINISTRATIVE AGENT		83
	11.01	Authorization and Action	83
	11.02	Administrative Agent’s Reliance, Limitation of Liability, Etc	86
	11.03	Posting of Communications	87
	11.04	Administrative Agent Individually	88
	11.05	Successor Administrative Agent	89
	11.06	Acknowledgments of Lenders	90
	11.07	Collateral Matters	90
	11.08	Certain ERISA Matters	91
	11.09	Erroneous Payment	92

12.	MISCELLANEOUS		93
	12.01	Amendments	93
	12.02	Right of Setoff	95
	12.03	Sharing of Payments by Lenders	96
	12.04	Payments Set Aside	96
	12.05	No Waiver; Cumulative Remedies; Enforcement	96
	12.06	Expenses; Indemnity; Damage Waiver	97
	12.07	Notices	99
	12.08	Governing Law	100
	12.09	WAIVER OF JURY TRIAL	101
	12.10	Invalid Provisions	102
	12.11	Successors and Assigns	102
	12.12	Replacement of Lenders	106

12.13	Maximum Interest	107
12.14	Headings	107
12.15	Survival of Representations and Warranties	107
12.16	Limited Liability of Investors	107
12.17	Confidentiality	107
12.18	USA Patriot Act; KYC Notice	108
12.19	No Advisory or Fiduciary Responsibility	108
12.20	Electronic Execution of Assignments and Certain Other Documents	109
12.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	109
12.22	Acknowledgement Regarding Any Supported QFCs	110
12.23	Counterparts; Integration; Effectiveness	111

SCHEDULES
SCHEDULE 1.01:	Lender Commitments
SCHEDULE 1.01A:	Borrower Party Information
SCHEDULE 1.01B:	Applicable Advance Rates and Concentration Limits
SCHEDULE 12.07:	Addresses for Notice

EXHIBITS
EXHIBIT A:	Schedule of Investors
EXHIBIT B:	Revolving Credit Note
EXHIBIT C:	Loan Notice
EXHIBIT D:	Qualified Borrower Promissory Note
EXHIBIT E:	Borrower Guaranty
EXHIBIT F:	Security Agreement
EXHIBIT G:	Assignment of Account
EXHIBIT H:	Assignment and Assumption
EXHIBIT I:	Compliance Certificate
EXHIBIT J:	Facility Extension Request
EXHIBIT K:	Facility Increase Request
EXHIBIT L:	Forms of U.S. Tax Compliance Certificates
EXHIBIT M:	Borrowing Base Certificate
EXHIBIT N:	Borrower Joinder Agreement

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of December 24, 2025 by and among SOUND POINT DIRECT LENDING BDC, a Delaware statutory trust, (the “Initial Borrower”), JPMORGAN CHASE BANK, N.A., a national banking association (in its individual capacity, “JPMorgan”), as Administrative Agent, and the Lenders (as each such term is defined herein).

Initial Borrower has requested that Lenders make loans to Borrowers and Qualified Borrowers for the principal purposes of providing working capital to the Borrower Parties; financing the costs and other expenses to be incurred by the Borrower Parties in connection with making investments permitted under their Constituent Documents; and financing the costs of other undertakings by the Borrower Parties permitted under their Constituent Documents;

Lenders are willing to lend funds upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS.

1.01 Defined Terms. As used in this Credit Agreement, the following terms have the meanings set forth below:

“Account Bank” means U.S. Bank, National Association (or any Affiliate thereof, with respect to any AML Account) and any other depositary institution holding a Collection Account that is (a) an Eligible Institution and (b) approved by Administrative Agent in its reasonable discretion.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administration Agreement” means the administration agreement made between the Initial Borrower and the Administrator, dated December 3, 2025, as amended or supplemented in accordance with this Credit Agreement from time to time.

“Administrative Agent” means JPMorgan in its capacity as administrative agent under this Credit Agreement and the other Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, means such successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address as set forth on Schedule 12.07, or such other address or, as appropriate, account as Administrative Agent may from time to time notify the Borrower Parties and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by Administrative Agent.

“Administrator” means Sound Point Administration LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled By, or is Under Common Control With, the Person specified.

“Alternative Investment Vehicle” means an “alternative investment vehicle” formed by the Initial Borrower for the purposes of holding Investments.

“AML Account” means (a) with respect to the Initial Borrower, that certain “AML Account” referenced in the applicable AML Account Side Letter and listed on Schedule 1.01(A) hereto, and (b) with respect to any other Borrower, such anti-money laundering account(s) held by the applicable Account Bank for the benefit of such Borrower for the purpose of completing any anti-money laundering procedures with respect to any funds deposited in such account by such Borrower’s Investors.

“AML Account Side Letter” means (a) with respect to the Initial Borrower, a side letter by and among the Initial Borrower, Lender and U.S. Bancorp Fund Services, LLC with respect to the AML Account of Initial Borrower, and (b) with respect to any other Borrower, an side letter among the applicable Account Bank, such Borrower and the Lender with respect to such Borrower’s AML Account.

“Ancillary Document” is defined in Section 12.20.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for each Borrower Party.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to any Loan Party or any of their respective Subsidiaries from time to time concerning or relating to terrorism financing, money laundering and the related financial recordkeeping and reporting requirements, including any applicable provision of the Patriot Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”).

“Applicable Advance Rate” means (a) in relation to the Initial Included Investors, the advance rate set forth opposite the name of such Initial Included Investor on Schedule 1.01B (or a replacement Schedule 1.01B issued by Administrative Agent from time to time to the extent an Exclusion Event occurs), and (b) in relation to any Included Investor that is not an Initial Included Investor, the advance rate as notified by Administrative Agent to the Borrower Parties by email at the time that such Investor is designated an Included Investor.

“Applicable Margin” means, with respect to interest rate spreads, the Applicable Margin set forth in the table below that corresponds to the applicable Type of Loan:

Applicable Margin
Base Rate Loan	1.85%
Term Benchmark Loan	1.85%

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Maximum Commitment represented by the amount of such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the Commitment of each Lender to make Loans has been terminated pursuant to Section 10.02 or if the Commitments have expired, then the Applicable Percentage of each Lender will be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 (or a replacement Schedule 1.01 issued by Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Requirement” means, for any Included Investor that is (or whose Credit Provider, if applicable, is): (a) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB-/Baa3 or higher; (b) an insurance company, a Rating by A.M. Best Company of A- or higher and a Rating of BBB-/Baa3 or higher; (c) an ERISA Investor, or the trustee or nominee of an ERISA Investor, in addition to the Sponsor’s Rating of BBB-/Baa3 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3 to BBB+/Baa1	90%

(d) a Governmental Plan Investor, or the Responsible Party with respect to such Governmental Plan Investor, in addition to the Responsible Party’s Rating of BBB-/Baa3 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3 to BBB+/Baa1	90%

and (e) otherwise a Rated Investor, a Rating of BBB-/Baa3 or higher.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating and the third Rating indicated above, if any, is the Fitch Rating. In the event that the Ratings are not equivalent, the Applicable Requirement will be based on the lowest of the Ratings. If any Person has only one Rating, then that Rating will apply.

“Approval to Convert” means the affirmative vote of Investors to convert the Initial Borrower from a closed-ended company to an open-ended company in accordance with its Constituent Documents and PPM.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means JPMorgan Chase Bank, N.A. in its capacity as sole lead arranger and sole bookrunner.

“Assignee” is defined in Section 12.11(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.11(b)(iii)), and accepted by Administrative Agent, substantially in the form of Exhibit H or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Assignment of Account” means an assignment of a Borrower Party’s bank accounts substantially in the form of Exhibit G attached hereto.

“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other applicable agreement or instrument were accounted for as a Capital Lease Obligation; and (c) all Synthetic Debt of such Person.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Loan Amount” means, at any time, the lesser of: (a) the Maximum Commitment; or (b) the Borrowing Base.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.03(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (a) the NYFRB Rate plus 100 basis points; (b) the Prime Rate for such day; or (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 100 basis points; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant thereto), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Credit Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, with respect to a Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.03(b).

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“BHC Act Affiliate” is defined in Section 12.22.

“Borrower Guaranty” means an unconditional guaranty of payment in the form of Exhibit E attached hereto, enforceable against the applicable Borrower for the payment of a Qualified Borrower’s debt or obligation to Lenders.

“Borrower Parties” means Borrowers and each Qualified Borrower.

“Borrower Party Materials” is defined in Section 8.03.

“Borrowers” means the Initial Borrower and any other Person that becomes a Borrower hereunder pursuant to Section 2.15.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Lenders.

“Borrowing Base” means, at any time of determination, the sum of the Applicable Advance Rate of the aggregate Unfunded Commitments of the Included Investors as such Unfunded Commitments are first reduced by all applicable Concentration Limits.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Available Loan Amount in the form of Exhibit M.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Call” means a call upon all or any of the Investors for payment of all or any portion of their Unfunded Commitments.

“Capital Call Notice” means any notice sent to an Investor for the purpose of making a Capital Call.

“Capital Commitment” means, for any Investor, its “Commitment” as defined in the applicable Governing Agreement.

“Capital Contribution” means, for any Investor, any contribution of capital made (or deemed made) to a Borrower in response to a Capital Call or otherwise.

“Capital Event” means any waiver, amendment, cancellation, termination, reduction, excuse, suspension, deferral, repurchase or withdrawal in any manner of the Capital Commitment of any Investor or the obligation of any Investor to fund the same pursuant to Capital Calls.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Control Event” will occur if, on any date of determination: (a) an Event of Default has occurred and is continuing; or (b) a Default related to Section 10.01(a), Section 10.01(g), Section 10.01(h), Section 10.01(k) Section 10.01(m), Section 10.01(n) or Section 10.01(o) has occurred and is continuing; or (c) a Mandatory Prepayment Event has occurred and is continuing, regardless of whether such prepayment has become due and payable under Section 3.04.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following events: (a) the Borrower is no longer managed by a Board of Trustees and (b) the Investment Adviser ceases to be the investment adviser of any Borrower.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 6.01 are satisfied or waived in accordance with Section 12.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the Collateral as defined in the Collateral Documents.

“Collateral Documents” means, collectively, the security agreements, pledge agreements, assignments or other similar agreements delivered to Administrative Agent pursuant to this Credit Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of Administrative Agent for the benefit of Secured Parties, each as amended or supplemented from time to time, including, without limitation, the Security Agreements, the Assignments of Account and any Control Agreement.

“Collection Account” is defined in Section 5.02(a).

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower Parties pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Commitment Period” has the same meaning as is given to that term in the applicable Governing Agreement.

“Compliance Certificate” is defined in Section 8.01(c).

“Concentration Limit” means, the limit on the amount of the Unfunded Commitment of an Included Investor, calculated as a percentage of the aggregate Unfunded Commitments of all Included Investors as (a) set forth in the “Concentration Limit column opposite the name of an Initial Included Investor on Schedule 1.01B (or a replacement Schedule 1.01B issued by Administrative Agent from time to time to the extent an Exclusion Event occurs) in relation to each Initial Included Investor, and (b) notified as the “Concentration Limit” by Administrative Agent to the Borrower Parties by email at the time that such Investor is designated an Included Investor in relation to Included Investors that are not Initial Included Investors, provided that, in each case, for the purposes of calculating the Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time, including in respect of a trust, its certificate of trust; (b) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement, in each case as amended from time to time; and (c) in the case of a corporation, its certificate or articles of incorporation and its bylaws, in each case as amended from time to time. For the avoidance of doubt, with respect to the Borrower Parties, “Constituent Documents” includes the Governing Agreements.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Control Agreement” means a deposit account control agreement among Borrower, Administrative Agent and the applicable depository bank, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, supplemented or modified from time to time.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” is defined in Section 12.22.

“Covered Party” is defined in Section 12.22.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.

“Credit Extension” means a Loan Credit Extension.

“Credit Link Documents” means such financial information and documents as may be requested by Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Provider” means a Person providing Credit Link Documents of the obligations of an Investor to make Capital Contributions.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition, act, or event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, when used with respect to Obligations, an interest rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus 2% per annum; provided, however, that with respect to a Term Benchmark Loan, the Default Rate will be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Default Right” is defined in Section 12.22.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that: (a) has failed to: (i) fund all or any portion of its Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied, and specifically identifying in such writing each such condition precedent, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; (b) has notified the Borrower Parties or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder, states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied, and specifically identifies such condition precedent, together with any applicable default), (c) has failed, within three Business Days after written request by Administrative Agent or the Borrower Parties, to confirm in writing to Administrative Agent and the Borrower Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrower Parties), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which will be delivered by Administrative Agent to the Borrower Parties and each Lender promptly following such determination.

“Dollars” and the sign “$” mean lawful currency of the United States.

“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an Assignee under Section 12.11(b)(v) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable Law and that is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Borrower Party by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Borrower Party or any of a Borrower Party’s Properties.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Borrower Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) any “plan” defined in and subject to Section 4975 of the Code, or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Assets Regulations or otherwise.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” is defined in Section 10.01.

“Excluded Event of Default” means an Event of Default under (i) Section 10.01(a)(i), (ii) Section 10.01(g), (iii) Section 10.01(h), (iv) Section 10.01(l) and (v) Section 10.01(m).

“Excluded Investor” means an Investor that is (a) a natural person, (b) subject to an Exclusion Event, unless such Exclusion Event has been cured or waived and Administrative Agent and/or the Lenders (as applicable) have approved such Investor in accordance with the definition of “Included Investor” (as applicable); provided that if less than all of such Investor’s Unfunded Commitment is subject to an Exclusion Event, the Investor shall only be an Excluded Investor with respect to such portion, (c) subject to a Side Letter that is deemed unacceptable to Administrative Agent, (d) is not otherwise classified as an Included Investor in accordance with the terms hereof or (f) is a JPMorgan Investor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Parties under Section 4.06); or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01(a) or Section 4.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e); and (d) any withholding Taxes imposed under FATCA.

“Exclusion Event” means the occurrence, with respect to any Included Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor, of any of the following events:

(a) such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable): (i) applies for or consents to the appointment of a receiver, trustee in bankruptcy, custodian, conservator, rehabilitator, intervenor, restructuring officer, provisional liquidator or liquidator of itself or of all or a substantial part of its assets; (ii) files a voluntary petition as debtor in bankruptcy or admits in writing that it is unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) takes any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) (i) the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or (ii) an order, order for relief, judgment, or decree is entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization, provisional liquidation or liquidation, dissolution or suspension of such Investor’s business or appointing a receiver, custodian, trustee, intervenor, conservator, rehabilitator, provisional liquidator, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets, provided, however, that if any such proceeding referenced in clause (i) is dismissed within 60 days, such Investor will be automatically reinstated as an Included Investor, so long as no other Exclusion Event then applies);

(c) any final judgment(s) for the payment of money which in the aggregate exceed 15% of the net worth of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) is rendered against such Person, and (i) enforcement proceedings are commenced by any creditor upon such judgment or order in an amount that would cause any potential liability to exceed 15% of the net worth of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) (excluding any potential liabilities that exceed 15% of the net worth of such Investor that are insured where the Administrative Agent has received evidence of such insurance and is satisfied (acting reasonably) of the same), or (ii) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(d) such Investor: (i) repudiates, challenges, or declares unenforceable its obligation to make contributions to the capital of the applicable Borrower pursuant to its Capital Commitment or a Capital Call Notice; (ii) otherwise disaffirms any material provision of its Subscription Agreement or the applicable Governing Agreement; (iii) withdraws or gives any written notice of its intent to withdraw from the applicable Borrower or that it will not fund future contributions pursuant to a Capital Call Notice or otherwise comply with the provisions of its Subscription Agreement or the applicable Governing Agreement (other than pursuant to excuse rights limited to a specified type of investment as otherwise set forth in such Investor’s Side Letter) or; (iv) a material provision under any of such documents or its obligations thereunder are or become unenforceable, or its Sponsor, Responsible Party or Credit Provider, as applicable, takes such action with respect to its obligations under any Credit Link Document;

(e) such Investor fails to make a contribution to the capital of the applicable Borrower within 10 Business Days of the date required pursuant to a Capital Call Notice (without regard to any notice or cure periods); for the avoidance of doubt, the return of funds on deposit in any AML Account to an Investor by the Account Bank shall be deemed a failure to make a contribution of capital for the purposes of this clause (e); and provided that if any funds from an Investor remain in any AML Account for a period in excess of ten (10) Business Days, such Investor shall be deemed an Excluded Investor while such funds remain in such AML Account and until such Capital Contribution is paid to the Collection Account;

(f) any representation or warranty made under the applicable Governing Agreement or such Investor’s Subscription Agreement, proves to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made, and Administrative Agent determines that the adverse effect of the failure of such representation or warranty has a material adverse effect on the obligations of such Investor under its Subscription Agreement, the applicable Governing Agreement or the Loan Documents;

(g) such Investor Transfers all or a portion of its Subscribed Interest in the applicable Borrower or all or all or a portion of its Subscribed Interest in such Borrower is cancelled, terminated, abated, reduced, redeemed, repurchased, excused, suspended or deferred, provided that if less than all of such Investor’s Subscribed Interest is Transferred, assigned, cancelled, terminated, abated, reduced, redeemed, repurchased, excused, suspended or deferred, only such portion as is Transferred, assigned, cancelled, reduced, redeemed, repurchased, excused, suspended or deferred will be subject to exclusion from the calculation of Available Loan Amount;

(h) material default occurs in the performance by such Investor of any of the covenants or agreements contained in its Subscription Agreement or the applicable Governing Agreement (except, in each case, as otherwise specifically addressed in this definition of Exclusion Event, in which case no grace period beyond any provided for herein will apply), and such default continues uncured to the satisfaction of Administrative Agent for a period of 30 days after the earlier of (i) Administrative Agent provides written notice to the applicable Borrower of such default or (ii) a Loan Party has knowledge of such default;

(i) in the case of each Investor that is designated as an Included Investor under clause (a)(i) of the definition of “Included Investor,” it (or its Sponsor, Responsible Party or Credit Provider, as applicable), fails to maintain a Rating which is the higher of (i) its Applicable Requirement as required in the definition of Applicable Requirement hereof, and (ii) a Rating that is two notches below the Rating that such Investor had at the time it was designated as an “Included Investor”;

(j) in the case of each Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the occurrence of any circumstance or event which: (i) could reasonably be expected to have a material and adverse effect on the financial condition of such Investor; or (ii) could reasonably be expected to impair, impede, or jeopardize the obligation and the liability of such Investor to fulfill its obligations under its Subscription Agreement, the applicable Governing Agreement or any Credit Link Document;

(k) in the case of each Investor that is designated as an Included Investor under clause (a)(ii) of the definition of “Included Investor,” based upon Administrative Agent and Lenders’ review of financial information at the time of such designation, the failure of such Investor to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Investor, of at least 80% of the net worth of such Investor as of: (i) the fiscal year which ended on or immediately prior to the Closing Date, if the Investor was an Included Investor (or was pre-approved as an Included Investor, pursuant to written agreement of Administrative Agent) on the Closing Date; or (ii) the fiscal year for which Administrative Agent has financial information which ended on or immediately prior to the date of its designation as an Included Investor (in the case not covered by clause (i) above);

(l) Administrative Agent is unable to obtain, from publicly-available sources, annual financial statements for any Non-Rated Included Investor for any fiscal year prior to the Maturity Date, reported on by independent public accountants to the extent applicable, such Investor fails, within 30 days after written request from the applicable Borrower or Administrative Agent, to deliver such annual financial statements to such Borrower or Administrative Agent as required by Administrative Agent in order to continue to designate such Investor as an Included Investor hereunder;

(m) such Investor is a Sanctioned Person, or, to any Borrower Party’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;

(n) such Investor enters into a new Side Letter or amends its Side Letter in any way (including pursuant to any “most favored nations” clause) that Administrative Agent determines would materially impair Lenders’ Collateral rights;

(o) such Investor becomes a “Defaulting Partner” (as defined in the applicable Governing Agreement) under the applicable Governing Agreement of any Borrower;

(p) the Unfunded Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien (subject only to Permitted Liens) in favor of Administrative Agent; or

(q) such Investor pledges or grants a security interest or Lien on its Capital Commitment.

“Facility Extension Request” means a notice substantially in the form of Exhibit J attached hereto pursuant to which the Borrower Parties request an extension of the Stated Maturity Date in accordance with Section 2.13.

“Facility Increase Fee” means a fee as agreed by Borrower and Administrative Agent in a separate fee letter agreement.

“Facility Increase Request” means a notice substantially in the form of Exhibit K attached hereto pursuant to which the Borrower Parties request an increase in the amount of the Maximum Commitment in accordance with Section 2.12.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that the fee letter agreement by and between the Borrowers and the Administrative Agent, dated as of the Closing Date, as the same may be amended, modified, restated or supplemented from time to time.

“Fitch” means Fitch Ratings, a wholly-owned subsidiary of Fimalac, S.A

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt the initial Floor for the Term SOFR Rate shall be zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor; (i) the fair market value of the plan’s assets as defined under Section 430(g)(3) of the Code, unreduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code; over (ii) the plan’s funding target, as defined under Section 430(d) of the Code, without regard to the special at-risk rules of Section 430(i) of the Code, with each value as reported on the most recently filed Schedule SB to the Form 5500 by such plan with the United States Department of Labor.

“Funding Termination Date” means any date under any Governing Agreement after which any Borrower Party is restricted from issuing a Capital Call Notice to the Investors, or any date after which the Investors are not obligated to pay Capital Contributions in response to a duly issued Capital Call Notice, in either case, to repay the Obligations outstanding under this Credit Agreement and the other Loan Documents.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Agreement” with respect to any Borrower (but not with respect to any Qualified Borrower), means the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association, bylaws, certificate of trust, declaration of trust or other equivalent governing document in the applicable jurisdiction of such Person, including, without limitation, any Subscription Agreements and Side Letters, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof, in each case, as described on Schedule 1.01A hereto (or on a replacement Schedule 1.01A delivered by any Borrower in connection with its joinder hereunder). References to the Governing Agreement, unless otherwise specified, will be deemed to be references to the applicable Governing Agreements of the Initial Borrower, but will refer, as applicable, to the equivalent provisions of the Governing Agreement of any other applicable Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee is hereby deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“HMT” means His Majesty’s Treasury (United Kingdom).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Included Investor” means (a) each Initial Included Investor, and (b) any Investor that becomes an Investor after the date of this Credit Agreement and: (A) (i) that has, or that has a Credit Provider that has, met the Applicable Requirement for an Included Investor as reasonably determined by Administrative Agent and been approved in writing by Administrative Agent (in its sole discretion) as an Included Investor; or (ii) that is a Non-Rated Included Investor and has been approved in writing by Administrative Agent and all Lenders (in their sole discretion) as an Included Investor; and (B) that has delivered to Administrative Agent the information and documents required under Section 9.05(d), each as evidenced in a writing delivered by Administrative Agent; provided that an Excluded Investor will no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor has been approved as an Included Investor in the sole and absolute discretion of Administrative Agent (and Administrative Agent shall have notified Borrowers of such readmission in writing; except that after the occurrence of the Exclusion Event described in clause (b)(i) of the definition of Exclusion Event, such affected Investor will be automatically reinstated as an Included Investor if such proceeding is dismissed within 60 days and Borrowers have notified Administrative Agent of such dismissal in writing.

“Increasing Lender” is defined in Section 2.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than trade accounts payable but not past due in the ordinary course of business);

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and not past due for more than 60 days after the date on which such trade account was created;

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness has been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof (without duplication), the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date is hereby deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligations or Synthetic Lease Obligation as of any date is deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 12.06(b).

“Information” is defined in Section 12.17.

“Initial Included Investors” means each of the Investors that has been designated as an Included Investor as at the date of this Credit Agreement as set out on Schedule 1.01B hereto.

“Interest Option” means each of the Term SOFR Rate and the Base Rate.

“Interest Payment Date” means the first (1st) Business Day following the last day of each March, June, September and December and the Maturity Date.

“Interest Period” means with respect to any Loan, (x) the period commencing on (and including) the date of such Borrowing and ending on (but excluding) the last day of March, June, September or December, as applicable, (y) thereafter (until the final Interest Period), the Interest Period commencing on (and including) the last day of March, June, September or December, as applicable, and ending on (but excluding) the last day of the following quarter, and (z) in the case of the final Interest Period, the period commencing on (and including) the Interest Payment Date immediately prior to the Maturity Date and ending on (but excluding) the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means an investment made by a Borrower in accordance with its Governing Agreement.

“Investment Adviser” means Sound Point Capital Management, LP.

“Investment Advisory Agreement” means the investment advisory agreement made between the Initial Borrower and the Investment Adviser, dated December 3, 2025, as amended or supplemented in accordance with this Credit Agreement from time to time.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in any Investment pursuant to Section 4.2(g) of the applicable Subscription Agreement.

“Investor” means a shareholder of a Borrower.

“IPO” means the initial public offering of the shares of the Initial Borrower.

“Joinder Agreement” means a Borrower Joinder Agreement with respect to this Credit Agreement, substantially in the form of Exhibit N.

“JPMorgan” is defined in the preamble to this Credit Agreement.

“JPMorgan Investor” means any Investor that (a) is an Affiliate of JPMorgan; (b) is managed by JPMorgan or an Affiliate thereof; (c) has JPMorgan or an Affiliate thereof as its trustee (but, for the avoidance of doubt, an Investor for which JPMorgan or an Affiliate serves as custodian, administrator or directed trustee shall not be a JPMorgan Investor); (d) has JPMorgan or an Affiliate thereof as an investor; or (e) is identified by JPMorgan or any Affiliate thereof as a “JPMorgan Investor” in writing to the Borrowers (whether upon admission as a new Investor or in the event an existing Investor otherwise becomes a JPMorgan Investor, in each case, as JPMorgan or any Affiliate thereof may so identify).

“KYC Compliant” means, with respect to any Person, that Person has satisfied requests for information from Administrative Agent and the other Secured Parties for “know-your-customer” and other anti-terrorism laws, Anti-Money Laundering Laws and similar rules and regulations and related policies and who would not result in any Secured Party being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Secured Party.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lending institution listed on the signature pages hereof, each lending institution that becomes a Lender hereunder pursuant to Sections 2.13 or Section 12.11 or otherwise.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower Parties and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Lien” means any mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or title retention arrangement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower Party hereunder in the form of a Base Rate Loan or a Term Benchmark Loan.

“Loan Credit Extension” means a Borrowing or any conversion or continuation of any Borrowing.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), all Credit Link Documents, each of the Collateral Documents, each Borrower Guaranty, each Assignment and Assumption, each Fee Letter, each AML Account Side Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loan Notice” means a notice of any Loan Credit Extension, which, if in writing, will be substantially in the form of Exhibit C or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as has been approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower Party.

“Loan Parties” means the Borrower Parties.

“Make-Whole Fee” is defined in Section 3.05.

“Management Fee” means the Base Management Fee, as defined in the Investment Advisory Agreement.

“Mandatory Prepayment Amount” is defined in Section 3.04.

“Mandatory Prepayment Event” is defined in Section 3.04.

“Margin Stock” means such term as defined in Regulation U.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of Administrative Agent or any other Secured Party under any Loan Document, or of the ability of any Borrower Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower Party of any Loan Document to which it is a party; or (d) a material adverse effect on the ability of the Investors (or applicable Sponsors or Responsible Parties) to perform their material obligations under the applicable Governing Agreements.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default; (c) the date upon which the Borrower Parties terminate the Commitments pursuant to Section 3.06 or otherwise; or (d) (e) the earlier to occur of (i) the date that is 30 Business Days prior to any scheduled Funding Termination Date or the anticipated date of IPO, termination or dissolution of any Borrower or (ii) the Funding Termination Date or date of IPO, termination or dissolution of any Borrower.

“Maximum Commitment” means an amount equal to the aggregate Commitments of the Lenders, as such amount may be reduced or increased pursuant to the terms hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.

“Minimum Funded Capital Commitment Condition” means,

(a) in relation to the Initial Included Investors:

i. on and after the Closing Date, until the date that is twelve months after the Closing Date, the Borrower Parties shall have made one or more Capital Calls and the Initial Included Investors shall have funded Capital Contributions which have not been returned to the Initial Included Investors in an amount at least equal to 15% of the overall Capital Commitments of the Initial Included Investors in effect as of such date;

ii. on and after the date that is twelve months after the Closing Date, the Borrower Parties shall have made one or more Capital Calls and the Initial Included Investors shall have funded Capital Contributions which have not been returned to the Initial Included Investors in an amount at least equal to a cumulative amount equal to 20% of the overall Capital Commitments of the Initial Included Investors in effect as of such date; and

(b) in relation to every Investor that is not an Initial Included Investor:

i. from and after the date that is three months after the Closing Date, the Borrower Parties shall have made one or more Capital Calls and the Investors shall have funded Capital Contributions which have not been returned to the Investors in an amount at least equal to 15% of the overall Capital Commitments of the Investors in effect as of such date; and

ii. from and after the date that is twelve months after the Closing Date, the Borrower Parties shall have made one or more Capital Calls and the Investors shall have funded Capital Contributions which have not been returned to the Investors in an amount at least equal to 20% of the overall Capital Commitments of the Investors in effect as of such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including any Borrower Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAV” means the total assets of the Loan Parties less the total liabilities of the Loan Parties calculated in accordance with GAAP and as reflected in the financial statements and certificates most recently delivered to Administrative Agent pursuant to this Credit Agreement (whether on the Closing Date or under Section 8.01); provided, that Administrative Agent shall have the right to appraise the NAV at any time in its reasonable discretion. If such appraisal results in a lower value than the reported value, then the NAV shall be reduced to such value as determined pursuant to the appraisal.

“No Plan Asset Certificate” means a certificate from a Borrower Party, delivered by the relevant Responsible Officer of such Borrower Party, based on consultation with its counsel and in a form reasonably acceptable to Administrative Agent, (a) certifying that throughout the period beginning from the date of the prior No Plan Asset Certificate or the date of the Credit Agreement, as applicable, and continuing through the date of the subject No Plan Asset Certificate, either “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than 25% of the total value of each class of equity interest in the Borrower Party (calculated in accordance with Section 3(42) of ERISA) or each class of equity interest in which a “benefit plan investor” (as defined in Section 3(42) of ERISA) has such an interest are “publicly-offered securities” within the meaning of the Plan Assets Regulation and, accordingly, the underlying assets of such Borrower Party have not and do not constitute Plan Assets; and (b) covenanting that at all times following the date of such certificate, that such Borrower Party’s underlying assets will continue to not constitute Plan Assets.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that: (a) requires the approval of all Lenders or all affected Lenders pursuant to the terms of Section 12.01; and (b) has received the approval of the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Rated Included Investor” means an Investor that is not a Rated Investor that has been designated by Administrative Agent and all Lenders (each in its sole discretion) as an Included Investor.

“Note” means, a Qualified Borrower Note and any promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Credit Agreement.

“NYFRB’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Obligations” means all present and future indebtedness, obligations, and liabilities of any Borrower Party to Lenders, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Borrower Party to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“Operating Company” means an “operating company” within the meaning of Section 2510.3-101(c) of the Plan Assets Regulation.

“Operating Company Certificate” means a certificate from a Borrower Party, delivered by the relevant Responsible Officer of such Borrower Party, in a form reasonably acceptable to Administrative Agent, certifying that, based upon consultation with counsel, such Borrower Party has met the requirements to be an Operating Company for the 12-month period following the end of the Annual Valuation Period for such Borrower Party.

“Operating Company Opinion” means a written opinion of counsel to the Borrower Parties, in a form reasonably acceptable to Administrative Agent, as to qualification of each Borrower Party, as applicable, as an Operating Company (or if addressed to the Borrower Parties or the Investors, a copy of such opinion, together with a reliance letter addressed to Administrative Agent and the Secured Parties).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Credit Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parallel Investment Vehicle” means “Parallel Fund” as defined in the applicable Governing Agreement.

“Participant” is defined in Section 12.11(e).

“Participant Register” has the meaning specified in Section 12.11(e).

“Patriot Act” is defined in Section 12.18.

“Payment” is defined in Section 11.09(a).

“Payment Notice” is defined in Section 11.09(b).

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor, but with respect to which such Investor is not in default.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (a) each Lien on the Collateral contemplated under the Loan Documents, (b) Liens in favor of the Account Bank arising as a matter of law or pursuant to a Control Agreement encumbering deposits or other funds maintained therein (including the right of setoff), (c) Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books or the applicable Person in accordance with GAAP, provided that such reserves are not comprised of any part of the Collateral, and (d) any Liens granted in favor of JPMorgan Chase Bank, N.A. pursuant to any asset-based lending facility provided to a Subsidiary of the Borrower.

“Permitted RIC Distribution” means distributions to the Investor (from the Collection Accounts or otherwise) to the extent required to allow any Borrower Party that is a RIC to make sufficient distributions to qualify as a RIC, and to otherwise eliminate federal or state income or excise taxes payable by the Borrower Party in or with respect to any taxable year of the Borrower Party (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower Party shall not exceed 11% of the amount that is estimated by the Borrower Party to allow the Borrower Party to: (i) satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower Party’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower Party’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

“Person” means any natural person, corporation, limited liability company, joint venture, association, company, partnership, Governmental Authority, trust or other entity.

“Plan” means any Pension Plan or any retirement medical plan, each as established or maintained for employees of any Borrower Party or any ERISA Affiliate, or any such Plan to which any Borrower Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Platform” is defined in Section 8.03.

“PPM” means the confidential private placement memorandum of the Initial Borrower dated December 15, 2025, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Obligation” means the aggregate outstanding principal amount of the Loans.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by any Borrower Party, or which secures any Investment of any Borrower Party.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” is defined in Section 8.03.

“QFC” is defined in Section 12.22.

“QFC Credit Support” is defined in Section 12.22.

“Qualified Borrower” means any entity reasonably approved by Administrative Agent, which entity may be organized in the United States or outside of the United States, in which one or more Borrowers own a direct or indirect ownership interest or through which one or more Borrowers will acquire an Investment, the indebtedness of which entity can be guaranteed by such Borrower pursuant to the terms of the applicable Governing Agreement, and which entity has executed a Qualified Borrower Note and in respect of which entity such Borrower has executed a Borrower Guaranty.

“Qualified Borrower Note” means a promissory note executed and delivered by a Qualified Borrower, substantially in the form of Exhibit D attached hereto, the payment of which is guaranteed pursuant to a Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor, or Responsible Party that has a Rating).

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from (a) either S&P or Moody’s; or (b) S&P or Moody’s and Fitch.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower Party hereunder.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, and (b) if such Benchmark is not the Term SOFR Rate, the time determined by Administrative Agent in its reasonable discretion.

“Register” is defined in Section 12.11(d).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation W” means Section 23A of the Federal Reserve Act (12 U.S.C. §371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).

“Regulation W Affiliate” means an “affiliate” of a Secured Party, as such term is defined under Regulation W promulgated by the Federal Reserve Board.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means, with respect to any Term Benchmark Loan, the Term SOFR Rate.

“Request for Credit Extension” means, with respect to a Loan Credit Extension, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66-2/3% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender will be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller, and a secretary or assistant secretary for the purposes of delivering incumbency certificates, or as a second Responsible Officer in any case where two Responsible Officers are acting on behalf of such corporation; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; or (c) in the case of a limited liability company, the Responsible Officer of the managing member, acting on behalf of such managing member in its capacity as managing member; and (d) solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent, or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent. Any document delivered under any Loan Document that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision, as applicable; and (b) otherwise, the Governmental Plan Investor itself.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“RIC” means a person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, HMT or other relevant sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Parties” means, collectively, Administrative Agent, Lenders and any other Person to which Obligations are owing which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means a security agreement substantially in the form of Exhibit F, executed and delivered by each Borrower to Administrative Agent for the benefit of the Secured Parties.

“SEMS” means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Side Letter” means any side letter by and between an Investor and a Borrower that amends the applicable Governing Agreement.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator and published on the next succeeding U.S. Government Securities Business Day by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person and including, with respect to the Borrowers, the aggregate Unfunded Commitments, is not less than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person has not currently incurred, and does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property and, with respect to the Borrowers, the aggregate Unfunded Commitments, would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Stated Maturity Date” means December 23, 2026, as it may be extended pursuant to Section 2.13.

“Subordinated Claims” is defined in Section 5.03.

“Subscribed Interest” of any Investor means the shares, limited or general partnership interest, or membership interest, of such Investor in a Borrower under the applicable Governing Agreement.

“Subscription Agreement” means a Subscription Agreement executed by an Investor in connection with the subscription for a Subscribed Interest in the applicable Borrower.

“Subsequent Investor” is defined in Section 9.05(d).

“Subsequent Lender” is defined in Section 2.12.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refers to a Subsidiary or Subsidiaries of any Borrower.

“Supported QFC” is defined in Section 12.22.

“Suspension Event” means any of the events described in the applicable Governing Agreement that results in the suspension of the Commitment Period of a Borrower Party.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of Indebtedness or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Loan” means a Loan that bears interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment and Revolving Credit Exposure of such Lender at such time.

“Total Outstanding Amount” means the aggregate outstanding principal amount of the Loans plus accrued and unpaid fees and interest.

“Transfer” means to assign, convey, exchange, pledge, sell, set off, transfer or otherwise dispose.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term Benchmark Loan.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 12.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any Collateral for the Obligations.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to any Investor in a Borrower at any time, the Capital Commitment of such Investor, minus the aggregate Capital Contributions made to the applicable Borrower by such Investor, but “Unfunded Commitment” will not include that portion of an Investor’s Capital Commitment that is, at such time, subject to a Pending Capital Call or any distribution or returned capital.

“United States” and “U.S.” means the United States of America.

“Withdrawal Election” means the election of an Investor to withdraw from a Borrower pursuant to the applicable Governing Agreement.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other document:

(a) The definitions of terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

(b) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(c) The word “shall” is to be construed to have the same meaning and effect as the word “will.”

(d) Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) is to be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document);

(ii) any reference herein to any Person is to be construed to include such Person’s successors and assigns;

(iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, are to be construed to refer to such Loan Document in its entirety and not to any particular provision thereof;

(iv) all references in a Loan Document to Articles, Sections, Preambles, Preliminary Statements, Exhibits and Schedules are to be construed to refer to Articles and Sections of, and Preambles, Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear;

(v) any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation, unless otherwise specified, refers to such Law or regulation as amended, modified or supplemented from time to time; and

(vi) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(f) Section headings herein and in the other Loan Documents are included for convenience of reference only and will not affect the interpretation of this Credit Agreement or any other Loan Document.

1.03 Times of Day; Rates. Unless otherwise specified in the Loan Documents, time references are to Eastern time (daylight or standard, as applicable). The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.03(b) provides a mechanism for determining an alternative rate of interest. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Credit Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Credit Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Credit Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.04 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein are to be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement must be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of Borrowers, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower Parties is to be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities will be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Parties or Required Lenders so request, Administrative Agent, Lenders and the Borrower Parties agree to negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended: (i) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein; and (ii) the Borrower Parties agree to provide to Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

2. LOANS.

2.01 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrower Parties at any time and from time to time in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that, after making any such Loans: (a) such Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment as of such date; and (b) the Total Outstanding Amount would not exceed the Available Loan Amount. Subject to the foregoing limitation, the conditions set forth in Section 6 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.01 will be made ratably by Lenders in proportion to each Lender’s Applicable Percentage. Furthermore, no Lender is obligated to fund any Loan if the interest rate applicable thereto under Section 2.05(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Request for Borrowing. Each Loan Credit Extension will be made upon the applicable Borrower Party’s irrevocable notice to Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice together with a Borrowing Base Certificate (and each Loan Notice submitted by a Qualified Borrower must be countersigned by a Responsible Officer of the applicable Borrower(s)). Each such Loan Notice must be received by Administrative Agent not later than 11:00 a.m. at least: (i) two U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans or of any conversion of Term Benchmark Loans to Base Rate Loans; and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Loan Notice must specify: (A) whether the Borrower Party is requesting a Borrowing, a conversion of Loans from one Type of Loan to the other, or a continuation of Term Benchmark Loans; (B) the requested date of such Loan Credit Extension (which must be a Business Day); (C) the principal amount of Loans requested; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted; (E) if applicable, the duration of the Interest Period with respect thereto; and (F) to which account the proceeds of such Borrowing should be directed. If a Borrower Party fails to specify a Type of Loan in a Loan Notice or if a Borrower Party fails to give a timely notice requesting a conversion or continuation, then the applicable Loans will be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans will be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If a Borrower Party requests a Loan Credit Extension of Term Benchmark Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Administrative Agent Notification of Lenders. Following receipt of a Loan Notice, Administrative Agent will promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by a Borrower Party, Administrative Agent will notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.

(c) Continuations and Conversions of Term Benchmark Loans. Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders.

2.03 Minimum Loan Amounts. Each Loan Credit Extension of Term Benchmark Loans must be in a principal amount that is not less than $1,000,000 (or such other amount as may be agreed by Administrative Agent), and each Loan Credit Extension of Base Rate Loans must be in an amount that is not less than $100,000 (or such other amount as may be agreed by Administrative Agent); provided, however, that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

2.04 Funding.

(a) Funding by Lenders; Presumption by Administrative Agent. Each Lender will make the proceeds of its Applicable Percentage of each Borrowing available to Administrative Agent at Administrative Agent’s Office for the account of the appropriate Borrower Party no later than 1:00 p.m. on the borrowing date in immediately available funds and upon fulfillment of all applicable conditions set forth herein, Administrative Agent will promptly deposit such proceeds in immediately available funds in such Borrower Party’s account at Administrative Agent specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, will wire transfer such funds as requested. The failure of any Lender to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder does not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.06(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.06(c) on any date required hereunder does not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender is responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.06(c).

2.05 Interest.

(a) Interest Rate. Subject to the provisions of clause (b) below: (i) each Term Benchmark Loan will bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan will bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Default Rate.

(i) If any amount of principal of the Obligation is not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.05(a)) such amount will bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of the Obligation) payable by any Borrower Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (in lieu of the interest rate provided in Section 2.05(a)), such amount will thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of Required Lenders, while any Event of Default exists, then (other than as set forth in clauses (i) and (ii) above) the principal amount of the Obligations will bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) is due and payable upon demand.

2.06 Determination of Rate. Each change in the rate of interest for any Borrowing consisting of Base Rate Loans will become effective, without prior notice to the Borrower Parties, automatically as of the opening of business of Administrative Agent on the date of said change. Administrative Agent will promptly notify the Borrower Parties and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The applicable Base Rate and Term SOFR Rate shall be determined by Administrative Agent, and such determination will be conclusive absent manifest error.

2.07 Payment of Borrower Guaranties. In consideration of Lenders’ agreement to advance funds to a Qualified Borrower hereunder and to accept Borrower Guaranties in support thereof, each Borrower hereby authorizes, empowers, and directs Administrative Agent, for the benefit of Lenders, to disburse directly to Lenders, with notice to Borrowers, in immediately available funds an amount equal to the amount due and owing under any Qualified Borrower Note or Borrower Guaranty, together with all interest, costs, expenses and fees due to Lenders pursuant thereto in the event Administrative Agent has not received payment of such Qualified Borrower Note when due. Administrative Agent will promptly notify Borrowers of any disbursement made to Lenders pursuant to the terms hereof, provided that the failure to give such notice will not affect the validity of the disbursement. Any such disbursement made by Administrative Agent to Lenders will be deemed to be a Base Rate Loan, and each Borrower is hereby deemed to have given to Administrative Agent, in accordance with the terms and conditions of Section 2.02(a), a Loan Notice with respect thereto. Administrative Agent may conclusively rely on Lenders as to the amount due to Lenders under any Qualified Borrower Note or Borrower Guaranty.

2.08 Use of Proceeds.

(a) The proceeds of the Loans may be used to make Investments and pay fees and expenses as permitted under the Governing Agreements and not in contravention of Section 9.12 or any Law or any applicable Constituent Document. No Secured Party has any liability, obligation, or responsibility whatsoever with respect to any Borrower Party’s use of the proceeds of the Loans, and no Secured Party is obligated to determine whether or not any Borrower Party’s use of the proceeds of the Loans are for purposes permitted under the applicable Governing Agreement or such Constituent Documents. Nothing, including, without limitation, any Loan Credit Extension or acceptance of any other document or instrument, will be construed as a representation or warranty, express or implied, to any party by any Secured Party as to whether any Investment is permitted by the terms of the applicable Governing Agreement or the Constituent Documents of any Qualified Borrower.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X or (ii) to buy or carry any Margin Stock. No Borrower Party may request any Loan, and no Borrower Party shall use, and shall ensure that none of such Borrower Party’s Subsidiaries and its or their respective directors, officers, employees and agents use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto

(c) Borrower Parties agree to respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Secured Party in connection with such Secured Party’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223) (“Regulation W”). No Borrower Party shall use the proceeds of any Borrowing hereunder to purchase any asset or securities from, or issued by, any Secured Party’s Regulation W Affiliate. In connection with each Request for Credit Extension, each Borrower Party shall be deemed to have represented and warranted to Secured Parties on the date of such Borrowing that, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower Party to, directly or indirectly, either (x) purchase any asset or securities from any Regulation W Affiliate or (y) invest in any fund sponsored by Lender or Affiliate thereof.

2.09 Unused Commitment Fee. Borrowers shall pay to Lender an unused commitment fee on the daily amount of the Commitment which was unused (through the extension of Loans) at the rate of (i) if the unused Commitments are less than or equal to 50% of the Commitment, 25 basis points (0.25%) per annum and (ii) if the unused Commitments are greater than 50% of the Commitment, 30 basis points (0.30%) per annum. Such fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 6.02 is not met, and shall be due and payable quarterly in arrears on the third Business Day of each calendar quarter for the preceding calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the period from the end of the preceding calendar quarter until the Maturity Date. The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the applicable rate during any quarter, the actual daily amount shall be computed and multiplied by the applicable rate separately for each period during such quarter that such applicable rate was in effect. The Borrower Parties and Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to the Borrower Parties as described herein and for no other purposes

2.10 Fees.

(a) Administrative Agent and Arranger Fees. Borrowers will pay to Administrative Agent and/or Arranger fees in consideration of the arrangement of the Commitments and administration of this Credit Agreement, which fees are earned, due and payable in amounts and on the dates agreed to between Initial Borrower and Administrative Agent in a separate fee letter agreement.

(b) Lender Fees. Borrowers shall pay to Administrative Agent for the benefit of the Lenders upfront fees, which fees are earned, due and payable in amounts and on the dates agreed to between Initial Borrower and Administrative Agent in a separate fee letter agreement.

2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when determined by reference to the Prime Rate, will be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest will be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest will accrue on each Loan from and including the day on which the Loan is made, and will not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made will, subject to Section 3.03 bear interest for one day.

2.12 Increase in the Maximum Commitment.

(a) Administrative Agent may (subject to Administrative Agent consent (in its sole discretion) and the terms and conditions set forth herein), at the request of the Borrower Parties, increase the Maximum Commitment to the amount requested by the Borrower Parties by: (x) admitting additional Lenders hereunder (each, a “Subsequent Lender”); or (y) increasing the Commitment of any Lender (each, an “Increasing Lender”); or both, subject to the following conditions and Section 2.12(c):

(i) The Borrower Parties have delivered to Administrative Agent the Facility Increase Request at least 15 Business Days prior to the requested effective date of such increase in the Maximum Commitment (it being understood that Administrative Agent shall determine any such effective date in its reasonable discretion);

(ii) The Borrower Parties have, as applicable and if requested, executed: (A) a new Note payable to the order of each Subsequent Lender; or (B) a replacement Note payable to the order of each Increasing Lender;

(iii) No Event of Default or Default has occurred and is continuing or would result from such increase in the Maximum Commitment;

(iv) As of the date of such request and the subsequent increase, the representations and warranties contained in Section 8 and in each other Loan Document are true and correct, with the same force and effect as if made on and as of such date; except to the extent that such representations and warranties specifically refer to any earlier date, in which case they were true and correct as of such earlier date and except that for the purposes of this Section 2.12(a)(vi), the representations and warranties contained in Section 7.06 will be deemed, as of the date of such increase, to refer to the then-most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01;

(v) The Borrower Parties have paid the applicable Facility Increase Fee; and

(vi) Subject to Section 2.12(b)(i), Administrative Agent can successfully syndicate the requested increase of the Maximum Commitment.

(b) With respect to each Facility Increase Request delivered pursuant to Section 2.12(a)(i), Administrative Agent agrees that:

(i) Administrative Agent will use its best efforts to syndicate the requested increase of the Maximum Commitment;

(ii) each Subsequent Lender must be an Eligible Assignee; and

(iii) Administrative Agent will cause: (A) each Increasing Lender to execute a confirmation of such increase in a form acceptable to Administrative Agent; and (B) each Subsequent Lender to execute a joinder to this Credit Agreement in a form acceptable to Administrative Agent.

(c) Notwithstanding anything else in the foregoing: (i) no admission of any Subsequent Lender will increase the Commitment of any existing Lender without such existing Lender’s consent; (ii) no Lender will become an Increasing Lender without such Lender’s consent; and (iii) no increase will be permitted after the Borrower Parties have decreased the Maximum Commitment under Section 3.06.

(d) If Administrative Agent deems it advisable in its sole discretion, the Borrower Parties and each Lender agree to execute an amendment to this Credit Agreement, in form and substance acceptable to Administrative Agent, to document an increase in the Maximum Commitment pursuant to this Section 2.12.

2.13 Extension of Stated Maturity Date.

(a) So long as (x) no Event of Default or Default has occurred and is continuing on the date on which notice is given in accordance with the following clause (a) or on the Stated Maturity Date and (y) the representations and warranties contained in Section 7 or in any other Loan Document are true and correct on and as of the date on which notice is given in accordance with the following clause (a) and on the Stated Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 7.06 are hereby deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01, the Borrower Parties may request an extension of the Stated Maturity Date to a Business Day that is not later than 364 days after the then-effective Stated Maturity Date, no more than one time, upon: (i) delivery of a Facility Extension Request to Administrative Agent at least 30 days, but no more than 60 days, prior to the Stated Maturity Date then in effect; (ii) payment to Administrative Agent for the benefit of the Lenders of a facility extension fee in an amount agreed to by the Borrower Parties and the extending Lenders; (iii) confirmation that such extended Stated Maturity Date will not fall more than 2 years after the end of the Commitment Period; (iv) payment by the Borrower Parties of all other fees and expenses to Administrative Agent and the Lenders to the extent then due; and (v) approval by Administrative Agent and all extending Lenders each in their sole discretion. Administrative Agent agrees to deliver written confirmation of any extension to the Borrower Parties.

(b) To the extent any Lender does not consent to extend its Commitment under this Section 2.13, the Obligations outstanding to such Lender as of the previously effective Stated Maturity Date shall be due and payable to such Lender on such date (and each other Lender consents to such payment notwithstanding that payments will not be made pro rata amongst all Lenders in accordance herewith); provided that, at the discretion of the Administrative Agent and the Borrowers, such non-extending Lender may be required to assign (by means of an Assignment and Assumption) on the Stated Maturity Date all or part of its Commitment to one or more extending Lenders (or new Lenders) who have consented to increase their Lender Commitments and have agreed to such extended Stated Maturity Date. Upon the payment of amounts due under the prior sentence to the non-extending Lender (and, if requested by the Administrative Agent and the Borrowers, such aforementioned assignment), such non-extending Lender shall cease to be a Lender hereunder.

(c) In connection with any such reallocation of the outstanding Loans as described in clause (b) above, (i) the Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.04 hereof to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) the applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the applicable Borrowers shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.05 hereof as a result of such reallocation occurring on any date other than an Interest Payment Date.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement is restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.02, will be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as the Borrower Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Borrower Parties, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment will be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Total Credit Exposures hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) are hereby deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) A Defaulting Lender is not entitled to receive any unused commitment fee payable under Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower Parties will not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) With respect to any fee payable under Section 2.10 not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower Parties will not be required to pay the remaining amount of any such fee.

(b) Defaulting Lender Cure. If the Borrower Parties and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15 Additional Borrowers. A Person (other than a natural Person) may become a Borrower under this Credit Agreement, and in each case will be bound by and entitled to the benefits and obligations of this Credit Agreement as a Borrower hereunder to the same extent as any other Borrower, upon the fulfillment of the following conditions:

(a) Loan Documents. Delivery by such Person of:

(i) duly executed Notes payable to each Lender and its successors and assigns, together with such other documents or Loan Documents as may be reasonably requested by Administrative Agent;

(ii) any Collateral Documents required to pledge Collection Accounts or other Collateral as described in Section 5.01 with respect to such Borrower, together with such other documents or Loan Documents as may be reasonably requested by Administrative Agent;

(iii) a duly executed Joinder Agreement;

(iv) the documents identified in Sections 6.01(a)(vii), 6.01(a)(viii), 6.01(a)(xi) and (if applicable) 6.01(a)(xii) and 6.01(a)(xiv) with respect to such Person, together with such other documents as may be reasonably requested by Administrative Agent; and

(v) an updated Schedule 1.01A, reflecting the applicable information about the new Borrower.

(b) Opinion of Counsel. Delivery to Administrative Agent of a legal opinion, dated as of the date such Person executes the Joinder Agreement described above, addressed to Administrative Agent and Lenders, having substantially the same coverage as that opinion delivered pursuant to Section 6.01(a)(xi) with respect to issues relating to Borrowers, and substantially in a form acceptable to Administrative Agent;

(c) No Default. No Default or Event of Default shall have occurred and be continuing, or would result from the addition of such Person as a Borrower;

(d) Representations and Warranties. The representations and warranties of Borrowers in Section 7 (other than representations and warranties which by their terms are stated to be only as of an earlier date) are true and correct with respect to such Person, as of the date such Person executes the Joinder Agreement described in clause 2.15(a)(ii) above;

(e) “Know Your Customer” Requirements. Upon the request of any Secured Party, such prospective additional Borrower will have provided to such Secured Party the documentation and other information so requested so that such prospective additional Borrower is KYC Compliant, and Administrative Agent and each other Secured Party shall have completed its due diligence with respect to such requirements to its satisfaction;

(f) Other Information. Delivery to Administrative Agent of such other documentation or information as Administrative Agent may reasonably request with respect to such Person; and

(g) Approval. Approval by Administrative Agent of the addition of such Person as a Borrower, which approval shall not be unreasonably withheld.

2.16 Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to the Borrower Parties in part based upon the assurances by each Borrower that each Borrower desires that the obligations under this Credit Agreement be honored and enforced as separate obligations of each Borrower, should Administrative Agent and Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, Borrowers are jointly and severally liable to Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans and the other Obligations, and Secured Parties may at their option enforce the entire amount of the Loans and the other Obligations against any one or more Borrowers.

(c) Separate Exercise of Remedies. Administrative Agent (on behalf of Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not Administrative Agent exercises remedies against any other Borrower or its property. Administrative Agent may enforce one or more Borrower’s obligations without enforcing the other Borrower’s obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Borrower’s obligations will not in any way limit Administrative Agent’s right to enforce the obligations of any other Borrower. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy is hereby deemed to reduce the balance of the Obligations only to the extent of the cash proceeds actually realized by Secured Parties from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Obligations secured by such Collateral Documents under the applicable state Law.

3. PAYMENT OF OBLIGATIONS.

3.01 Notes.

(a) The Borrowings funded by each Lender will be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender will be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the applicable Borrower Party and the interest and payments thereon. Any failure to so record or any error in doing so will not, however, limit or otherwise affect the obligation of such Borrower Party hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent will control in the absence of manifest error.

(b) Upon the request of any Lender made through Administrative Agent, the applicable Borrower Party will execute and deliver to such Lender (through Administrative Agent) a Note, which will evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Borrower Party agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 12.11, in renewal of and substitution for the Note previously issued by such Borrower Party to the affected Lender.

3.02 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof will commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.05, notwithstanding whether any Borrower Party received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party, then such Borrowing will be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest will continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations will be due and payable in arrears (i) on each Interest Payment Date and on the Maturity Date and (ii) at such other times as may be specified herein. Interest hereunder will be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. If, at any time, Administrative Agent has not received, on the date due, any payment of interest upon the Loans or any fee described herein, Administrative Agent may direct the disbursement of funds from the Collection Accounts or other bank or securities accounts of the Borrower Parties to Lenders in accordance with the terms hereof, to the extent available therein for payment of any such amount.

3.03 Payments of Obligation.

(a) Maturity Date. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, will be due and payable on the Maturity Date.

(b) Payments Generally. All payments to be made by any Borrower Party under this Credit Agreement will be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower Parties hereunder will be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Funds received after 2:00 p.m. will be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees will continue to accrue. Each Lender is entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender will be promptly distributed by Administrative Agent to such Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(c) Clawback.

(i) Funding by Lenders; Presumptions by Administrative Agent. Unless Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 and may, in reliance upon such assumption, make available to the applicable Borrower Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then such Lender and the applicable Borrower Party severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower Party to but excluding the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by a Borrower Party, the interest rate applicable to Base Rate Loans; provided, however, that if funds are not available to such Borrower Party in any Collection Account or other bank or securities account of a Borrower Party to make payment on demand, to the extent that it is necessary for Borrowers to issue Capital Call Notices to fund such required payment, such payment will be due and payable no later than 12 Business Days after Administrative Agent’s demand (and, in any event, Borrowers must issue such Capital Call Notices and make such payment promptly after the related Capital Contributions are received). If any Borrower Party and such Lender pays such interest to Administrative Agent for the same or an overlapping period, Administrative Agent must promptly remit to such Borrower Party the amount of such interest paid by such Borrower Party for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid will constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing. Any payment by a Borrower Party will be without prejudice to any claim such Borrower Party may have against a Lender that has failed to make such payment to Administrative Agent.

(ii) Payments by Borrower Parties; Presumptions by Administrative Agent. Unless Administrative Agent has received notice from a Borrower Party prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that such Borrower Party will not make such payment, Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower Party has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the NYFRB Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or any Borrower Party with respect to any amount owing under this subsection (c) will be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided herein, and such funds are not made available to the applicable Borrower Party by Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 6 are not satisfied or waived in accordance with the terms hereof, Administrative Agent will return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Funding Source. Nothing herein will be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds will be applied: (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties; and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

3.04 Mandatory Prepayment.

(a) If, on any day, the Total Outstanding Amount exceeds either the Available Loan Amount (including, without limitation, as a result of an Investor becoming an Excluded Investor) or the maximum amount permitted to be incurred under any Borrower Party’s Constituent Documents or this Credit Agreement (in each case, a “Excess Amount Prepayment Event”), then on the earlier of (i) a Responsible Officer of any Borrower Party obtaining knowledge of a Excess Amount Prepayment Event or (ii) written demand from Administrative Agent, the applicable Borrower Party will pay on demand to Administrative Agent, for the benefit of Lenders, an amount sufficient that, after giving effect to such prepayment and any Capital Calls to fund it, the Total Outstanding Amount would no longer exceed the Available Loan Amount or the maximum amount permitted to be incurred under any Borrower Party’s Constituent Documents or this Credit Agreement, as applicable (such amount, the “Mandatory Prepayment Amount”) in immediately available funds: (A) promptly (but in no event later than two Business Days after such demand or obtaining such knowledge), to the extent such funds are available in a Collection Account or other bank or securities account of a Borrower Party; and (B) within 15 Business Days of demand or obtaining such knowledge to the extent that it is necessary for Borrowers to issue Capital Call Notices to fund such required payment (and Borrowers must issue such Capital Call Notices during such time, and pay such excess immediately after the Capital Contributions relating to such Capital Call Notices are received).

If requested by Administrative Agent, concurrently with the satisfaction of the Mandatory Prepayment Amount by Borrowers, Borrowers will deliver a Borrowing Base Certificate (after giving effect to such prepayment).

(b) As soon as the Board of Trustees of the Initial Borrower makes the decision to IPO (the “IPO Prepayment Event”) (i) the Initial Borrower shall immediately notify the Administrative Agent of such decision; and (ii) a Lender shall not be obliged to fund any Loan and the Administrative Agent shall notify the Borrower Parties that all Commitments will be cancelled and the Total Outstanding Amount shall become due and payable (A) promptly (but in no event later than two Business Days after such demand or obtaining such knowledge), to the extent such funds are available in a Collection Account or other bank or securities account of a Borrower Party; and (B) within 15 Business Days of demand or obtaining such knowledge to the extent that it is necessary for Borrowers to issue Capital Call Notices to fund such required payment (and Borrowers must issue such Capital Call Notices during such time, and pay such excess immediately after the Capital Contributions relating to such Capital Call Notices are received) (each of the Excess Amount Prepayment Events and the IPO Prepayment Events being a “Mandatory Prepayment Event”).

3.05 Voluntary Prepayments. Any Borrower Party may, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, upon (A) notice to Administrative Agent; provided that: (a) such notice must be in a form acceptable to Administrative Agent and be received by Administrative Agent not later than 11:00 a.m.: (i) two Business Days prior to any date of prepayment of Term Benchmark Loans; and (ii) one Business Day prior to the date of prepayment of Base Rate Loans; (b) any prepayment of Term Benchmark Loans must be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (c) any prepayment of Base Rate Loans must be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (B) payment to Administrative Agent, for the account of each Lender, according to its Applicable Percentage, of the entire principal balance (or portion thereof) being prepaid, all accrued interest thereon, and, with respect to any prepayment of a Term Benchmark Loan, together with any additional amounts required pursuant to Section 4.05. Each such notice must specify the date (which must be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower Party, such Borrower Party will make such prepayment and the payment amount specified in such notice is due and payable on the date specified therein. Subject to Section 2.14, each such prepayment will be applied to the Obligations held by each Lender in accordance with its respective Applicable Percentage.

3.06 Reduction or Early Termination of Commitments. So long as no Request for Credit Extension is outstanding, the Borrower Parties may terminate the Commitments, or permanently reduce the aggregate Commitments, by giving prior irrevocable written notice to Administrative Agent of such termination or reduction five Business Days prior to the effective date of such termination or reduction (which date must be specified by the Borrower Parties in such notice), provided that: (a) any such partial reduction must be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof; (b) the Borrower Parties may not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Principal Obligation would exceed the aggregate Commitments, and (c) upon any such termination or reduction upon a refinancing of the Indebtedness incurred hereunder, the Borrowers will pay to the Administrative Agent, for the account of each Lender, according to its Applicable Percentage, a make-whole fee (the “Make-Whole Fee”) equal to the product of (x) the amount of the Commitment of all Lenders being reduced or terminated, (y) the number of days from the date of such reduction or termination (as applicable) to the Stated Maturity Date divided by 360, and (z) the amount that is 50% of the Applicable Margin. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments. In no event may the Borrower Parties reduce the aggregate Commitments to $10,000,000 or less (other than by a termination of all the Commitments). Any reduction of the aggregate Commitments will be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the aggregate Commitments will be due and payable on the effective date of such termination. After any reduction of the aggregate Commitments under this Section 3.06, the right of the Borrower Parties to increase the Maximum Commitment under Section 2.12 will be terminated The Borrower Parties agree that the Make-Whole Fee is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early prepayment of the Loans.

3.07 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan; and (b) change its Lending Office from time to time by notice to Administrative Agent and to the Borrower Parties. In such event, such Lender will continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender is entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.04, but for the purposes of this Credit Agreement such Lender will, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower Parties for such Borrowing period.

4. CHANGE IN CIRCUMSTANCES.

4.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation any Borrower Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower Parties. Without limiting the provisions of subsection (a) above, each Borrower Party will timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent, timely reimburse it for Other Taxes.

(c) Tax Indemnifications.

(i) Each Borrower Party does hereby jointly and severally indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the applicable Borrower Party by the applicable Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of the applicable Recipient, will be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify Administrative Agent, within 10 Business Days after demand therefor, for (A) any Indemnified Taxes attributable to such (but only to the extent that any Borrower Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 4.01(c)(ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by such Borrower Party to a Governmental Authority as provided in this Section 4.01, such Borrower Party will deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document must deliver to the Borrower Parties and Administrative Agent, at the time or times reasonably requested by the Borrower Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Parties or Administrative Agent, will deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Parties or Administrative Agent as will enable the Borrower Parties or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(D)) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if any Borrower Party is a U.S. Person:

(A) any Lender that is a U.S. Person will deliver to the Borrower Parties and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), copies of an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrower Parties and Administrative Agent (in such number of copies as are requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, copies of an executed IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) copies of an executed IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, copies of an executed IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrower Parties and Administrative Agent (in such number of copies as are requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), copies of any other executed form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Parties or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender will deliver to the Borrower Parties and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower Parties or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Parties or Administrative Agent as may be necessary for the Borrower Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” includes any amendments made to FATCA after the date of this Credit Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower Parties and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time does Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it will pay to such Borrower Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Borrower Parties, upon the request of such Recipient, shall repay to such Recipient the amount paid over to any such Borrower Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to a Borrower Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection may not be construed to require the Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower Party or any other Person.

(g) Survival. Each party’s obligations under this Section 4.01 will survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined with reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Parties through Administrative Agent: (a) any obligation of such Lender to make or continue Term Benchmark Loans, or to convert Base Rate Loans to Term Benchmark Loans will be suspended; and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans for which the interest rate is determined by reference to the Term SOFR Rate component of the Base Rate, the interest rate for Base Rate Loans made by such Lender will, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and the Borrower Parties that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice: (i) the applicable Borrower Party will, upon demand from such Lender (with a copy to Administrative Agent), prepay, or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans (which interest rate will, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or, if such Lender may not lawfully continue to maintain Term Benchmark Loans immediately; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, Administrative Agent will during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, each such Borrower Party will also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.05.

4.03 Inability to Determine Rates; Market Disruption.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 4.03:

(i) Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period, or

(ii) Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Loan, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Loan Notice in accordance with the terms of Section 2.02, any Loan Notice that requests the borrowing of, conversion to, or continuation of, a Term Benchmark Loan shall instead be deemed to be a Loan Notice for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then all other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of the notice from Administrative Agent referred to in this Section 4.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Loan Notice in accordance with the terms of Section 2.02, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by Administrative Agent to, and shall constitute, a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 4.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(d) Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Loan into a request for a Borrowing of or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by Administrative Agent to, and shall constitute, a Base Rate Loan.

4.04 Increased Costs Generally.

(a) Change in Law. If any Change in Law:

(i) imposes, modifies or deems applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subjects any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or the applicable interbank market any other condition, cost or expense affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing increases the cost to such Lender of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Borrower Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to a Borrower Party will be conclusive absent manifest error. Such Borrower Party will pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 4.04 will not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower Party will be required to compensate a Lender pursuant to the foregoing provisions of this Section 4.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above will be extended to include the period of retroactive effect thereof).

4.05 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, each applicable Borrower Party will promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of, with respect to any Term Benchmark Loan:

(a) any continuation, conversion, payment or prepayment of any Term Benchmark Loan on a day other than the last day of the Interest Period for such Term Benchmark Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower Party (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term Benchmark Loan on the date or in the amount notified by such Borrower Party; or

(c) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower Party pursuant to Section 12.12;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each applicable Borrower Party will also pay any customary administrative fees charged by such Lender in connection with the foregoing.

4.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower Parties through any Lending Office, provided that the exercise of this option will not affect the obligation of the Borrower Parties to repay such Credit Extension in accordance with the terms of this Credit Agreement. If any Lender requests compensation under Section 4.04, or requires a Borrower Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then, at the request of the Borrower Parties, such Lender will use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.04 or if any Borrower Party is required to pay Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, and in each such case such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.06(a), the Borrower Parties may replace such Lender in accordance with Section 12.12.

(c) Survival. Each Borrower Party’s obligations under this Section 4 will survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

5. SECURITY.

5.01 Liens and Security Interest. To secure performance by the Borrower Parties of the payment and performance of the Obligations: (i) each Borrower Party will grant to Administrative Agent, for the benefit of each of the Secured Parties an exclusive, perfected, first priority security interest (subject only to Permitted Liens) and Lien in and to its Collection Account, if any, and each other bank and securities account maintained by such Borrower Party pursuant to an Assignment of Account and will enter into a Control Agreement with respect thereto (if requested by Administrative Agent); and (ii) each Borrower, to the extent of their respective interests therein, will grant to Administrative Agent, for the benefit of the Secured Parties, pursuant to a Security Agreement, an exclusive, perfected, first priority security interest and Lien in and to the Capital Calls, Capital Commitments, and Capital Contributions, including, without limitation, any rights to make Capital Calls, receive payment of Capital Commitments and enforce the payment thereof or any guarantees thereof, now existing or hereafter arising. In order to secure further the payment and performance of the Obligations and to effect and facilitate the Secured Parties’ right of setoff, each Borrower hereby irrevocably appoints Administrative Agent as subscription agent and the sole party entitled in the name of such Borrower upon the occurrence and during the continuance of an Event of Default in accordance with the provisions of Section 10.02, to make any Capital Calls upon the Investors pursuant to the terms of the applicable Subscription Agreement and Governing Agreement.

5.02 Accounts; Capital Calls.

(a) Collection Accounts. Each Borrower will require that all of its Investors wire-transfer to its AML Account, for further credit to the account set forth as the Collection Account opposite such Borrower’s name on Schedule 1.01A hereto (each a “Collection Account”), all monies or sums paid or to be paid by any Investor to the capital of such Borrower as Capital Contributions as and when Capital Calls are made. In addition, each Borrower will, upon receipt, deposit in its AML Account for further credit to its Collection Account, any payments and monies that such Borrower receives directly from its Investors as Capital Contributions. Pursuant to the AML Account Side Letter, the funds on deposit in a Borrower’s applicable AML Account shall, if not returned to the applicable Investor, be transferred directly into the Collection Account of such Borrower. If the Account Bank with respect to any Collection Account or AML Account ceases to be the Account Bank specified on Schedule 1.01A as of the Closing Date, each Borrower shall have thirty (30) days following notice from Administrative Agent to move such Collection Account or AML Account to a replacement Account Bank. If either (x) the applicable Account Bank either provides notice of its intent to terminate any Collection Account or AML Account or terminate any Control Agreement or AML Account Side Letter or (y) Administrative Agent determines (in its reasonable discretion) that the applicable Account Bank is unable to perform its AML processing requirements in a commercially reasonable manner, as required under any AML Account Side Letter, then, in each case, the applicable Borrower shall open a new collateral account that is subject to a new Control Agreement (and, if applicable, an AML Account Side Letter) with Lender or such other Account Bank acceptable to Lender within thirty (30) days (or such longer period agreed to in writing by Lender) of the earliest of (i) such termination, (ii) the terminating Account Bank providing notice of its intent to terminate such Control Agreement or AML Account Side Letter, as applicable or (iii) in the case of clause (y) above, upon notice to Borrower of Administrative Agent’s determination.

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither Administrative Agent nor any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Calls. None of them will be required to refer to the Constituent Documents of any Borrower or take any other action with respect to any other matter which might arise in connection with such Constituent Documents or the Subscription Agreements, or any Capital Call. None of them has any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.

(c) Capital Calls. In order that Lenders may monitor the Collateral and the Capital Commitments, no Borrower may issue any Capital Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering to Administrative Agent (which delivery may be electronic, including by providing Administrative Agent with electronic access to any online portal in which Investors receive notification of any Capital Calls) within one (1) Business Day after the delivery of the Capital Call Notices to any Investors, copies of the Capital Call Notice for each Investor from whom a Capital Contribution is being sought, together with a Borrowing Base Certificate as required by Section 8.01(d)(iii). The applicable Borrower will deliver a report of all Investors failing to fund their Capital Contributions, which report will be delivered every five Business Days beginning with the date such Capital Contributions are initially due pursuant to the related Capital Call Notice therefor and ending once all Investors have funded their Capital Contributions. For the avoidance of doubt, such report will not be required if there are no Investors that have failed to fund their Capital Contributions.

(d) Use of Account. Each Borrower Party may withdraw funds from its Collection Account and each other bank and securities account maintained by such Borrower at any time or from time to time, so long as at the time of such withdrawal and after giving effect thereto no Cash Control Event has occurred and is continuing, unless, in the case of an Excess Amount Prepayment Event, such Borrower Party has directed such withdrawn funds to be paid to Administrative Agent to pay any outstanding Mandatory Prepayment Amount, or otherwise to pay any outstanding Obligations, in which case Administrative Agent may restrict withdrawals to be directed to such purpose. During the existence of a Cash Control Event, Administrative Agent will have the right to take exclusive control of the Collection Accounts and each other bank and securities account of a Borrower Party. Any withdrawal by a Borrower Party from its Collection Account or other bank or securities account will be deemed a representation and warranty that no Cash Control Event exists at such time or would result from such withdrawal. Administrative Agent, on behalf of Lenders, is hereby authorized, in the name of Administrative Agent or the name of the applicable Borrower Party, at any time or from time to time upon the occurrence and while a Cash Control Event exists, to notify any or all parties obligated to such Borrower Party with respect to the Capital Commitments or other payments to make all payments due or to become due thereon directly to Administrative Agent on behalf of the Secured Parties, at a different account number, or to initiate one or more Capital Call Notices in order to pay the Obligations, subject to Section 10.02. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by Administrative Agent or the other Secured Parties, none of Administrative Agent or any other Secured Party will ever be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions, or sums due or paid thereon. Administrative Agent will give the applicable Borrower Party prompt notice of any action taken pursuant to this Section 5.02(d), but failure to give such notice will not affect the validity of such action or give rise to any defense in favor of such Borrower Party with respect to such action.

5.03 Subordination of Claims. As used herein, the term “Subordinated Claims” means, with respect to Investors, the Investment Adviser, any Trustee and each Borrower Party, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Investment Adviser, any Borrower Party, any Trustee or Investor (including, without limitation, by setoff pursuant to the terms of any applicable agreement). Subordinated Claims include without limitation all rights and claims of each Borrower Party against an Investor under the Constituent Documents of such Person or under the Subscription Agreements. At any time that the Total Outstanding Amount exceeds the Available Loan Amount, and until the mandatory prepayment pursuant to Section 3.04 in connection therewith, if any, is paid and satisfied in full, or, during the existence and continuation of a Cash Control Event, no Borrower Party may receive or collect, directly or indirectly any amount upon the Subordinated Claims, other than to obtain funds required to make any mandatory prepayment pursuant to Section 3.04. The Investment Adviser acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing, the payment of any and all management or other fees due and owing to it from any Borrower Party shall be subordinated to and inferior in right and payment to the Obligations in all respects; provided that, notwithstanding the foregoing, the Investment Adviser shall, so long as no Event of Default described in Section 10.01(a), Section 10.01(g) or Section 10.0110.01 (h) has occurred and is continuing, any Mandatory Prepayment Amount has been paid and Borrower has made payment of all accrued interest and fees owed as of the date thereof, be entitled to receive Management Fees that have accrued and are then due from a Borrower Party to the Investment Adviser, up to an aggregate amount not to exceed an amount equal to one-fourth of the product of (i) 0.625% multiplied by (ii) the average of the values of the aggregate principal amount of the Investments on each Interest Payment Date, from available funds of such Borrower Party other than available funds that qualify as proceeds of Collateral; provided further that any Management Fees that are not permitted to be paid by a Borrower pursuant to the foregoing proviso may be paid once such Event of Default has been waived by the Administrative Agent.

Any Liens, security interests, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment of Subordinated Claims, including, but not limited to, any Liens or security interests on an Investor’s Subscribed Interest in any Borrower, will be and remain inferior and subordinate in right of payment and of security to any Liens, security interests, judgment liens, charges, or other encumbrances upon an Investor’s assets securing such Investor’s obligations and liabilities to the Secured Parties pursuant to any of the Collateral Documents executed by such Person, regardless of whether such encumbrances in favor of any Borrower Party or the Secured Parties presently exist or are hereafter created or attach. Without the prior written consent of Administrative Agent, when a Cash Control Event has occurred and is continuing, no Borrower Party may: (a) exercise or enforce any creditor’s or partnership right it may have against an Investor; (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of such Investor held by such Person; or (c) exercise any rights or remedies against an Investor under the Constituent Documents of such Person or the Subscription Agreements, provided that any action taken by Administrative Agent or the other Secured Parties in any Borrower Party’s name, or any action taken by any Borrower Party that is required under any Loan Document or to comply with any Loan Document, will not be a violation of this Section 5.03.

6. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

6.01 Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Documentation. The receipt by Administrative Agent, on or before the Closing Date, of the following, in an original, telecopy or electronic version (such as a “pdf” file) (followed promptly by originals) unless otherwise specified, each, as applicable, properly executed by a Responsible Officer of the signing Borrower Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) Credit Agreement. Executed counterparts of this Credit Agreement in number acceptable to Administrative Agent;

(ii) Notes. A Note executed by the Initial Borrower in favor of each Lender requesting a Note;

(iii) Security Agreement. A Security Agreement, duly executed and delivered by Initial Borrower;

(iv) Assignment of Account. An Assignment of Account, duly executed and delivered by Initial Borrower;

(v) Control Agreement. A Control Agreement, duly executed and delivered by Initial Borrower;

(vi) Financing Statements.

(A) searches of UCC filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Secured Parties’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(B) duly authorized UCC financing statements, and any amendments thereto, each in form appropriate for filing in each jurisdiction as is necessary, in Administrative Agent’s sole discretion, to perfect the Secured Parties’ security interest in the Collateral;

(vii) Evidence of Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower Party as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which such Borrower Party is a party;

(viii) Constituent Documents. Such documents and certifications as Administrative Agent may reasonably require to evidence that each Borrower Party is duly organized, established or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each such Person’s Constituent Documents (including, without limitation, its Governing Agreement or equivalent), certificates of good standing and/or qualification to engage in business and tax clearance certificates; and

(ix) Responsible Officer Certificate. A certificate from a Responsible Officer of each Borrower Party, stating that: (A) all of the representations and warranties contained in Section 7 and the other Loan Documents made by such Borrower Party are true and correct in all material respects as of such date, except to the extent that such representations and warranties are qualified as to materiality, in which case, the foregoing materiality qualifier shall be disregarded; and (B) no event has occurred and is continuing, or would result from the Credit Extension, which constitutes an Event of Default or, to its knowledge, a Default;

(x) Opinion of Counsel. A favorable opinion of Dechert LLP, counsel to the Borrower Parties, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and substantially in a form reasonably acceptable to Administrative Agent;

(xi) ERISA Deliverables. With respect to each Borrower Party, either (i) an Operating Company Opinion, or (ii) a No Plan Asset Certificate;

(xii) Investor Documents. From each Investor: (i) a copy of such Investor’s duly executed Subscription Agreement; (ii) such Investor’s Credit Link Documents, if applicable and (iii) such Investor’s Side Letter, if applicable. Administrative Agent may waive one or more of the foregoing requirements with respect to non-Included Investors so long as Borrower has made a good faith effort to obtain the same without success;

(xiii) Minimum Funded Capital Commitment Condition. Evidence that the Minimum Funded Capital Commitment Condition has been satisfied as of the Closing Date; and

(xiv) AML Account Side Letter. Administrative Agent shall have received the AML Account Side Letter duly executed and delivered by each Borrower and each other Person party thereto, as well as an opinion letter of Dechert LLP covering such matters relating to such AML Account Side Letter as reasonably requested by Lender, in each case, substantially in a form reasonably acceptable to Lender;

(b) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Borrower Party to Administrative Agent, the other Secured Parties or the Arranger on or prior to the date hereof and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower Party hereunder, including, without limitation, the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Haynes and Boone, LLP;

(c) “Know Your Customer” Information and Documents.

(i) Delivery by each Loan Party to Secured Parties (to their reasonable satisfaction) all documentation and other information so requested in order to ensure each of the Loan Parties is KYC Compliant; and

(ii) At least five days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(d) Additional Information. The receipt by Administrative Agent of such other information and documents as may reasonably be required by Administrative Agent and its counsel.

Without limiting the generality of the provisions of the last paragraph of Section 11.01(b) for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Credit Agreement is hereby deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent has received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.02 All Loans. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of any Type of Loan) is subject to the following conditions precedent:

(a) Permitted Use. The requested Loan will be used only for purposes permitted by Section 2.08.

(b) Representations and Warranties. The representations and warranties of each Borrower Party contained in Section 7 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date of any such Credit Extension, except to the extent that such representations and warranties (i) are qualified as to materiality, in which case, the foregoing materiality qualifier shall be disregarded or (ii) specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section 6.02(b), the representations and warranties contained in Section 7.06 will be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01;

(c) No Default; IPO. No IPO Prepayment Event, Event of Default or Default exists at such date or will exist following the making of the requested Loan;

(d) Loan Notice; Borrowing Base Certificate. Administrative Agent has received a Loan Notice and a Borrowing Base Certificate (which Borrowing Base Certificate will reflect the current and accurate Borrowing Base as of the date thereof, without regard to whether the timing for delivery of an updated Borrowing Base in accordance with Section 8.01(d) has passed);

(e) No Investor Excuses. Other than as disclosed to Administrative Agent in writing, the Loan Parties have no knowledge that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the Constituent Documents of any Borrower, such Investor’s Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan (provided that if any Borrower has disclosed a potential excuse, withdrawal or exemption right to the Administrative Agent, the excused, withdrawn or exempted portion of the applicable Included Investor’s Unfunded Commitment shall be excluded from the calculation of the Borrowing Base, but such Borrower shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor);

(f) Available Loan Amount. After making any such requested Loans: (i) each Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment as of such date; and (ii) the Total Outstanding Amount would not exceed the Available Loan Amount; and

(g) Fees; Costs and Expenses. Administrative Agent (or its counsel, as applicable) has received payment of all fees and other amounts due and payable by any Borrower Party on or prior to the date of such Credit Extension and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower Party hereunder.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of Term Benchmark Loans) submitted by a Borrower Party is hereby deemed to be a representation and warranty by such Borrower Party that the conditions specified in Sections 6.02(b) and 6.02(c) have been satisfied on and as of the date of the applicable Credit Extension.

6.03 Qualified Borrower Loans. The obligation of each Lender to advance a Loan to a Qualified Borrower is subject to the acceptance of such Person as a Qualified Borrower by all Lenders (each in its sole discretion) and the conditions that:

(a) Qualified Borrower Note. Administrative Agent has received a duly executed Qualified Borrower Note complying with the terms and provisions hereof;

(b) Constituent Documents. Administrative Agent has received from the Qualified Borrower such documents and certifications as Administrative Agent may reasonably require to evidence that such Qualified Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each such Person’s Constituent Documents (including, without limitation, its Governing Agreement), certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(c) Authorizations of Qualified Borrower. Administrative Agent has received from the Qualified Borrower and Borrowers such certificates of resolutions or other action, incumbency certificates and/or other certificates of the Qualified Borrower as Administrative Agent may require to establish the identities of and verify the authority and capacity of any Responsible Officer thereof authorized to act as a Responsible Officer of such Qualified Borrower or Borrower in connection with the execution, delivery and performance of any Qualified Borrower Note and Borrower Guaranty;

(d) Incumbency Certificate. Administrative Agent has received from the Qualified Borrower a signed certificate of the appropriate Person of the Qualified Borrower which certifies the names of the Persons authorized to sign the Qualified Borrower Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(e) Borrower Guaranty. Administrative Agent has received from each applicable Borrower, a duly executed Borrower Guaranty complying with the terms and provisions hereof;

(f) Assignment of Accounts. An Assignment of Account, duly executed and delivered by each Qualified Borrower in respect of any bank accounts of such Qualified Borrower;

(g) Opinion of Counsel to Qualified Borrower. Administrative Agent has received a favorable opinion of counsel for the Qualified Borrower, in form and substance satisfactory to Administrative Agent and addressed to Administrative Agent for the benefit of the Secured Parties. Each Qualified Borrower hereby directs its counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of Secured Parties;

(h) Opinion of Counsel to Borrowers. Administrative Agent has received a favorable opinion of counsel for each applicable Borrower, in form and substance satisfactory to Administrative Agent and addressed to Administrative Agent, with respect to the subject Borrower Guaranty, covering such matters relating thereto as reasonably requested by Administrative Agent. Borrowers hereby direct such counsel to prepare and deliver such legal opinion to Administrative Agent for the benefit of Secured Parties;

(i) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower Party on or prior to the advance of a Loan to a Qualified Borrower and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower Party hereunder;

(j) “Know Your Customer” Information and Documents.

(i) Prior to the advance of a Loan to a Qualified Borrower, Administrative Agent and each other requesting Lender has received such information and documentation so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, so that each new Qualified Borrower is KYC Compliant; and

(ii) Administrative Agent and each other requesting Lender has received a Beneficial Ownership Certification in relation to such Qualified Borrower, if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(k) ERISA Deliverables. With respect to the Qualified Borrower, Administrative Agent has received either (i) an Operating Company Opinion or (ii) a No Plan Asset Certificate;

(l) Additional Information. Administrative Agent has received such other information and documents as may reasonably be required by Administrative Agent and its counsel.

7. REPRESENTATIONS AND WARRANTIES. To induce Lenders to make the Loans hereunder, each Loan Party, as applicable, represents and warrants to the Secured Parties that:

7.01 Organization and Good Standing. Each Borrower Party: (a) is duly organized, registered or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation, registration or incorporation; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to: (i) own or lease its properties and assets and to carry on its business as now conducted, and (ii) execute, deliver and perform its obligations under this Credit Agreement and the other Loan Documents to which it is a party and consummate the transactions contemplated hereunder and thereunder; (c) is duly qualified and licensed to do business, and, as applicable, in good standing under the Laws of each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not be expected to have a Material Adverse Effect.

7.02 Authorization. The execution, delivery and performance by each Borrower Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action.

7.03 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, nor the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of Law to which any Borrower Party is subject, or any of the Constituent Documents of any Borrower Party, or any judgment, arbitral order, license, order, or permit applicable to any Borrower Party or any indenture, mortgage, deed of trust, or other agreement or instrument to which any Borrower Party is a party or by which any Borrower Party may be bound, or to which any Borrower Party may be subject, nor will such execution, delivery, consummation or compliance result in the creation or imposition of a Lien on any of the properties or assets of any Borrower Party or any of its Subsidiaries or Affiliates, other than the Lien created by the Collateral Documents. No consent, approval, authorization, or license not already obtained, nor any order of any court or Governmental Authority is required in connection with the execution and delivery, or performance, by any Borrower Party of the Loan Documents or to consummate the transactions contemplated hereby or thereby which has not been obtained, other than those the failure to so obtain would not reasonably be expected to have a Material Adverse Effect.

7.04 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of each Borrower Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

7.05 Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests (subject only to Permitted Liens) in and Liens on all of the Collateral in which any Borrower Party has any right, title or interest, in favor of Administrative Agent for the benefit of the Secured Parties, subject to no other Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles.

7.06 Financial Condition. Each Borrower Party, as applicable, has delivered to Administrative Agent: (a) the most-recently available copies of the financial statements and reports described in Section 8.01; or, with respect to such requirement on the Closing Date, if such statements and reports are not then available (b) a pro forma balance sheet as of the Closing Date; in each case certified as true and correct by a Responsible Officer of such Borrower Party. Such statements fairly present the financial condition of such Borrower Party as of the applicable date of delivery (or in the case of a pro forma balance sheet, the estimated financial condition based on assumptions prepared in accordance with GAAP, except as provided therein), and the results of such Borrower Party’s operations for the period covered thereby, and have been prepared in accordance with GAAP, except as provided therein.

7.07 Full Disclosure. There is no material fact that any Borrower Party has not disclosed to Administrative Agent in writing which could reasonably be expected to result in a Material Adverse Effect. No information heretofore furnished by any Borrower Party in connection with, or pursuant to, this Credit Agreement, the other Loan Documents or any transaction contemplated hereby or thereby contains any untrue statement of a material fact that would reasonably be expected to result in a Material Adverse Effect.

7.08 No Default. No event has occurred and is continuing which constitutes an Event of Default or a Default.

7.09 No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of any Borrower Party, threatened, against any Borrower Party that would reasonably be expected to result in a Material Adverse Effect.

7.10 Material Adverse Change. No changes to any Borrower Party have occurred since the date of the most recent audited financial statements of such Borrower Party delivered to Administrative Agent which would reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes. Each of the Borrower Parties and their respective Subsidiaries has timely filed or caused to be filed and has prepared in compliance with all applicable Laws all Tax returns and reports required to have been filed (and all such Tax returns are true, correct and complete in all material respects) and has paid or caused to be paid all Taxes required to have been paid by it (whether or not shown on a Tax return and including in its capacity as withholding agent), in each case, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower Party or Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to file such returns or to pay Taxes could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Borrower Parties or any of their respective Subsidiaries which is reasonably expected to have a Material Adverse Effect.

7.12 Jurisdiction of Formation; Principal Office. The jurisdiction of formation, incorporation or establishment of each Borrower Party, and the principal office, chief executive office and principal place of business of each Borrower Party is set forth on Schedule 1.01A.

7.13 ERISA Compliance. (a) No Borrower Party nor, any ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan, that would reasonably be expected to result in a Material Adverse Effect; (b) the underlying assets of each Borrower Party do not constitute Plan Assets; and (c) assuming that the representations made by each Lender in Section 11.08 are true and correct, none of the transactions contemplated under the Loan Documents constitutes a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA that could subject Administrative Agent or Lenders to any Tax, penalty, damages or any other claim or relief under the Code or ERISA.

7.14 Compliance with Law. Each Borrower Party is, to the best of its knowledge, in compliance in all respects with all Laws, rules, regulations, orders, and decrees which are applicable to such Borrower Party or its properties, including, without limitation, Environmental Laws, to the extent failure to comply could reasonably be expected to have a Material Adverse Effect.

7.15 Hazardous Substances. No Loan Party: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Loan Party, or any permit issued under any Environmental Law to such Loan Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16 Partnership Structure. The Investors of each Borrower are set forth on Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to Administrative Agent in accordance with Section 9.05), and the Capital Commitment of each Investor is set forth on Exhibit A (or on such revised Exhibit A). The Borrower Parties have not formed any Alternative Investment Vehicles or Parallel Investment Vehicles that are not set forth on Schedule 1.01A hereto (or on an updated Schedule 1.01A delivered by the Borrower Parties to Administrative Agent upon formation of such Alternative Investment Vehicle or Parallel Investment Vehicle, as applicable).

7.17 Capital Commitments and Contributions. The aggregate amount of the Unfunded Commitments of all Investors as of the date hereof is $374,078,913.38. The aggregate amount of the Unfunded Commitments of all Included Investors as of the date hereof is $259,625,820.00. There are no Capital Call Notices outstanding except as otherwise disclosed in writing to Administrative Agent. To the knowledge of each Borrower Party, no Investor is in default under the applicable Governing Agreement or its Subscription Agreement. Prior to the date hereof, each Borrower has satisfied all conditions to its rights to make a Capital Call, including any and all conditions contained in its Constituent Documents or the Subscription Agreements.

7.18 Investor Documents. Each Investor has executed a Subscription Agreement that has been provided to Administrative Agent. Each Side Letter that has been entered into has been provided to Administrative Agent. For each Investor, the Constituent Document of the applicable Borrower sets forth its entire agreement regarding its Capital Commitment.

7.19 No Defenses. No Borrower Party: (a) knows of any default or circumstance that with the passage of time or giving of notice, could constitute a default under the applicable Borrower’s Constituent Documents, any Subscription Agreement, any Side Letter or Credit Link Document that would constitute a defense to the obligations of the Investors to make Capital Contributions to such Borrower pursuant to a Capital Call Notice, in accordance with such Borrower’s Constituent Documents, or (b) has knowledge of any claims of offset or any other claims of the Investors against any Borrower Party that would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with such Borrower’s Constituent Documents or any Credit Link Document.

7.20 Fiscal Year. The fiscal year of each Borrower Party is the calendar year.

7.21 Investment Company Act.

(a) Initial Borrower is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and shall use commercially reasonable best efforts to qualify as a RIC.

(b) The business and other activities of the Initial Borrower, including the making of any Loans hereunder, the application of the proceeds and repayment thereof by Initial Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to Initial Borrower and its Subsidiaries.

(c) The Initial Borrower (together with its Subsidiaries to the extent required by the Investment Company Act) will at all times comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. The Initial Borrower will at all times use commercially reasonable best efforts to comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs, subject to the applicable grace periods set forth in the Code.

7.22 Margin Stock. No Borrower Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets of a Borrower only or of such Borrower and its Subsidiaries on a consolidated basis that are subject to any restrictions contained herein consists of Margin Stock. None of the Collateral consists of Margin Stock, and the Obligations are not “indirectly secured” (as such term is defined in 12 CFR 221.2) by Margin Stock, including pursuant to Section 10.01(f) with respect to any indebtedness held by any Lender or any Affiliate of a Lender.

7.23 Anti-Corruption, Anti-Money Laundering and Sanctions. Each Loan Party is subject to policies and procedures designed to ensure compliance by such Loan Party, its respective Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and each Loan Party, its respective Subsidiaries and their respective officers and directors and, to the knowledge of any Loan Party, their respective employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Loan Party, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

7.24 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

7.25 Beneficial Ownership. As of the Closing Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.

7.26 Solvency. The Borrower Parties, taken as a whole, are Solvent.

7.27 Insider. No Borrower Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Secured Party, of a Bank Holding Company of which any Secured Party is a subsidiary, or of any subsidiary, of a Bank Holding Company of which a Secured Party is a subsidiary, of any bank at which any Secured Party maintains a correspondent account, or of any bank which maintains a correspondent account with any Secured Party.

7.28 Placement Agent and other Disclosure Requirements. No fee, expense, or other compensation of any kind or value has been paid by any Loan Party or any of their respective Affiliates to any Investor’s third party consultants or advisors (including their Affiliates) for the purpose (or with the effect) of obtaining (a) an introduction to the Investor or any of their officers or employees in connection with an Included Investor’s investment in a Loan Party or (b) a favorable recommendation with respect to an Included Investor’s investment in a Loan Party, in each case in violation of any provision of the applicable provisions of such Included Investor’s Side Letter. Each Loan Party and their respective Affiliates are currently acting, and have at all times acted, in compliance with each applicable provision of any Constituent Document and/or Side Letter, in each case relating to placement fees, gift, “pay-to-play”, political campaign contribution or other similar policies or requirements that, if not complied with, would permit any Included Investor to cease making Capital Contributions to and/or to withdraw from any Loan Party pursuant to such Included Investor’s Side Letter.

7.29 Outbound Investment Rules. No Borrower nor any of their respective Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules.

8. AFFIRMATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder, and until payment and the performance in full of the Obligations under this Credit Agreement and the other Loan Documents, each Borrower Party agrees that, unless Administrative Agent otherwise consents in writing based upon the approval of the Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

8.01 Financial Statements, Reports and Notices. Each Borrower Party, as applicable, will deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) Annual Statements. As soon as reasonably available and in any event within 90 days after the end of each fiscal year of Initial Borrower, a consolidated balance sheet of Borrowers and their Subsidiaries as of the end of such fiscal year and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, prepared in accordance with GAAP and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) Quarterly Statements. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Initial Borrower, a consolidated balance sheet of Initial Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of its fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Borrowers as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of each Borrower substantially in the form of Exhibit I attached hereto (with blanks appropriately completed in conformity herewith, and which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and is hereby deemed to be an original authentic counterpart thereof for all purposes): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower Parties during the period covered by such Compliance Certificate; (ii) certifying that such financial statements fairly present the financial condition and the results of operations of Borrowers and their consolidated subsidiaries on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments; (iii) stating that the Borrower Parties are in compliance with (x) the covenants set forth in Sections 9.11 and 9.14, and (y) including a calculation of NAV and showing compliance with the minimum NAV requirement set forth in Section 9.15 and, in each case, containing the calculations evidencing such compliance; (iv) stating whether any Event of Default or Default exists on the date of such certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the applicable Borrower Party is taking or propose to take with respect thereto; (v) setting forth the Unfunded Commitments of all Investors and a calculation of the Available Loan Amount (as of the date of the Compliance Certificate); (vi) specifying changes, if any, in the name of any Investor or in the identity of any Investor, by merger or otherwise; (vii) listing Subsequent Investors that have not satisfied the conditions of Section 9.05(d); (viii) attaching a report which details the Investments of Borrowers, including, without limitation, all Investments acquired during the period covered by such Compliance Certificate; and (ix) listing Investors which are Excluded Investors;

(d) Borrowing Base Certificate. An updated Borrowing Base Certificate certified by a Responsible Officer of each Borrower to be true and correct in all material respects, setting forth a calculation of the Available Loan Amount in reasonable detail at each of the following times: (i) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, (ii) in connection with any new Borrowing; (iii) concurrently with the issuance of any Capital Calls to the Investors together with a copy of each relevant Capital Call Notice in accordance with Section 5.02(c); (iv) if requested by Administrative Agent, concurrently with any mandatory prepayment made by the Borrower Parties pursuant to Section 3.04, (v) within two Business Days following any Borrower Party’s knowledge of the occurrence of any Investor becoming an Excluded Investor; (vi) promptly upon (A) any Borrower Party’s knowledge of any requested Transfer by any Included Investor but prior to the effectiveness of such Transfer (which Borrowing Base Certificate shall give pro forma effect to such Transfer), and (B) any Borrower Party’s knowledge of any anticipated Capital Event with respect to any Included Investor but prior to the effectiveness of any such Capital Event (which Borrowing Base Certificate shall give pro forma effect to such Capital Event); and (vii) promptly following any reasonable request by Administrative Agent, provided that, if such delivery is requested by this clause (d), if there has been no change to calculation of the Borrowing Base since the last delivery of a Borrowing Base Certificate hereunder, Borrower may certify there has been no change to the calculation of the Borrowing Base to Administrative Agent in lieu of providing a new Borrowing Base Certificate.

(e) Notices Affecting Available Loan Amount. Promptly and in any event within five Business Days after the delivery of any Withdrawal Election or opinion of counsel pursuant to the applicable Governing Agreement or the occurrence of any Investment Exclusion Event, a notice setting forth each Investor that has delivered such Withdrawal Election or is the subject of an Investment Exclusion Event, as the case may be, and in each case the details thereof;

(f) Reporting from Investors. Promptly upon the receipt thereof, copies of all financial statements, reports and other material information and other material correspondence sent to or received by each Borrower Party from the Investors, including, without limitation, notices of default, notices relating in any way to an Investor’s funding obligation and any notice containing any reference to misconduct of any Loan Party;

(g) Reporting to Investors. Simultaneously with delivery to the Investors, copies of all other financial statements, appraisal reports, notices, and other matters at any time or from time to time prepared by a Loan Party and furnished to the Investors, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements, the applicable Governing Agreement or the Constituent Documents of any Borrower Party, or any notices relating in any way to any Investor’s Capital Commitment, and any notice relating in any way to the misconduct of any Borrower Party;

(h) ERISA Deliverables.

(i) Unless an Operating Company Opinion has previously been delivered to Administrative Agent in accordance with Section 2.15, Section 6.01(a)(xi), Section 6.03(i) or this Section 8.01(h), each Borrower Party, as applicable, will deliver to Administrative Agent an Operating Company Opinion in a form reasonably acceptable to Administrative Agent on or before the date, if any, that such Borrower Party would hold Plan Assets absent qualification as an Operating Company.

(ii) To the extent a Borrower Party has delivered to Administrative Agent an Operating Company Opinion pursuant to Section 2.15, Section 6.01(a)(xi), Section 6.03(i) or this Section 8.01(h), by the sixtieth (60th) day of each Annual Valuation Period of such Borrower Party, such Borrower Party will deliver to Administrative Agent an Operating Company Certificate.

(iii) If a Borrower Party does not intend to qualify as an Operating Company in order to avoid holding Plan Assets, then at the times a Compliance Certificate is delivered to Administrative Agent pursuant to Section 8.01(c), such Borrower Party will deliver a No Plan Asset Certificate to Administrative Agent in lieu of providing an Operating Company Opinion or Operating Company Certificate; and

(i) Beneficial Ownership Certification. Promptly after any change to any Beneficial Ownership Certification previously delivered, an updated Beneficial Ownership Certification, and if any Borrower Party becomes a “legal entity customer” under the Beneficial Ownership Regulation after the Closing Date, a Beneficial Ownership Certification in relation to such Borrower Party.

(j) Other Information. Promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Loan Parties or any Subsidiary, or compliance with the terms of this Credit Agreement, as Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

8.02 Electronic Delivery. Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, are hereby deemed to be delivered on the date notice of the posting of such documents containing the relevant website address or other information required for Administrative Agent and Lenders to access the documents is delivered to Administrative Agent by the applicable Loan Party under Section 12.07; provided that: (a) the Loan Parties will deliver paper copies of such documents to Administrative Agent or any Lender upon its request to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender; and (b) the applicable Loan Party will notify Administrative Agent and each Lender (by fax or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent has no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event has no responsibility to monitor compliance by the Borrower Parties with any such request by a Lender for delivery, and each Lender is responsible for requesting delivery to it or maintaining its copies of such documents.

8.03 Borrower Party Materials. Each Loan Party hereby acknowledges that: (a) Administrative Agent or the Arranger may, but is not be obligated to, make available to Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Party Materials”) by posting the Borrower Party Materials on Debt Domain, IntraLinks, SyndTrak, ClearPar or another substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to such Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that: (i) all of its Borrower Party Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” appears prominently on the first page thereof; (ii) by marking such Borrower Party Materials “PUBLIC,” such Loan Party is hereby deemed to authorize Administrative Agent, the Arranger and Lenders to treat such Borrower Party Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Party Materials constitute Information, they will be treated as set forth in Section 12.17); (iii) all of its Borrower Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent and the Arranger are entitled to treat any Borrower Party Materials of such Loan Party that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Loan Party is under any obligation to mark any Borrower Party Materials “PUBLIC.”

8.04 Payment of Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay or cause to be paid all Taxes required to have been paid by it (as reflected on the Tax returns of each Loan Party or any of their respective Subsidiaries, all such returns being true, correct and complete in all material respects), that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where, in each case, (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

8.05 Maintenance of Existence and Rights. Each Borrower Party will preserve and maintain its existence. Each Borrower Party will further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to have a Material Adverse Effect.

8.06 Notice of Default; Commitment Period. Each Borrower Party will furnish to Administrative Agent, promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or a Default (including, without limitation, any Investment Advisory Agreement is terminated, a written notice specifying the nature and period of existence thereof and the action which the applicable Borrower Party is taking or proposes to take with respect thereto. Each Borrower Party will promptly notify Administrative Agent in writing (but in no event later than two Business Days): (a) upon becoming aware of the occurrence of any Exclusion Event (in which case, Borrowers will deliver a Borrowing Base Certificate in accordance with Section 8.01(d)(v) (taking into account the exclusion of such Investor from the calculation of the Available Loan Amount), or (b) obtaining any knowledge of (i) the decline in the Rating of any Included Investor, or decline in the capital status of any Included Investor that is a Bank Holding Company, whether or not such change results in an Exclusion Event, (ii) the existence of any condition or event which, with the lapse of time or giving of notice or both, will cause an Exclusion Event, or (iii) that any Investor has violated or breached any material term of any Governing Agreement. Each Borrower Party will notify Administrative Agent of the termination of the Commitment Period.

8.07 Other Notices. Each Loan Party will, promptly upon receipt of actual knowledge thereof, notify Administrative Agent of any of the following events that could reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of such Borrower Party; (b) any default under any material agreement, contract, or other instrument to which such Loan Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Loan Party; (c) any uninsured claim against or affecting such Loan Party or any of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Loan Party; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of any Loan Party; (g) any material remedial action taken by any Loan Party in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of a Loan Party’s Properties on SEMS to the extent that any Loan Party obtains knowledge of such listing, whether or not such listing could reasonably be expected to result in a Material Adverse Effect.

8.08 Compliance with Loan Documents and Constituent Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Borrower Party will promptly comply with any and all covenants and provisions of its Constituent Documents and this Credit Agreement, the Notes, and all of the other Loan Documents executed by it. Each Borrower will use the proceeds of any Capital Calls only for such purposes as are permitted by its Constituent Documents.

8.09 Books and Records; Access. Each Loan Party will give any representative of the Secured Parties, or any of them, access during normal business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Loan Party and relating to its affairs, and to inspect any of the properties of such Loan Party upon reasonable advance notice, and such visits shall be limited to no more than one such visit per calendar year, in each case, except during the continuance of an Event of Default, when such visits may be made in Lender’s sole discretion.

8.10 Compliance with Law. Each Borrower Party will comply in all material respects with all Laws, rules, regulations, and orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA (if applicable). Each Borrower Party will be subject to policies and procedures designed to ensure compliance by such Borrower Party and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.11 Insurance. Each Loan Party will maintain workers’ compensation insurance, liability insurance, and insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of Borrowers’ industry and the failure of which to maintain would have a Material Adverse Effect.

8.12 Authorizations and Approvals. Each Borrower Party will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrower Party to comply with their respective obligations hereunder, under the other Loan Documents, the Subscription Agreements and under their respective Constituent Documents.

8.13 Maintenance of Liens. Each Borrower Party will perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable the Secured Parties to report, file, and record every instrument that Administrative Agent may deem necessary in order to perfect and maintain Secured Parties’ Liens and security interests in the Collateral and otherwise to preserve and protect the rights of the Secured Parties.

8.14 Further Assurances. Each Borrower Party will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents, the obligations of each Borrower Party hereunder or thereunder, or for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations anticipated herein.

8.15 Investor Financial and Rating Information. Each Borrower will request, from each of its Investor, financial information, as agreed from time to time with Administrative Agent, and will, upon receipt of such information, promptly deliver same to Administrative Agent, or will promptly notify Administrative Agent of its failure to timely obtain such information.

8.16 Anti-Corruption Laws. Each Loan Party will conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (as applicable), and other applicable anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

8.17 Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder will be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower.

8.18 Accounts. Each Borrower shall ensure that, at all times, Administrative Agent shall have electronic monitoring access to each Collection Account and each other bank and securities account of a Borrower Party.

8.19 Notice of Credit Facility. Each Borrower shall, in connection with the first delivery of annual audited financial statements to all Investors, provide written notice to such Investors in a footnote to such financial statements of the existence of this Credit Agreement (including the existence of Secured Parties’ Lien on such Investor’s Capital Commitment) in the form provided to Administrative Agent prior to the Closing Date.

8.20 Status of RIC and BDC. The Initial Borrower shall at all times (a) maintain its status as a “business development company” under the Investment Company Act and (b) use commercially reasonable best efforts to maintain its status as a RIC under the Code.

9. NEGATIVE COVENANTS. So long as Lenders have any commitment to lend hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents, each Borrower Party agrees that, without the written consent of Administrative Agent, based upon the approval of Required Lenders (unless the approval of Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.01 Mergers, Dissolution, Borrower Party Information.

(a) No Borrower Party will merge, dissolve, liquidate, consolidate with or into any Person, or dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) in favor of any Person (including, in each case, pursuant to a division), unless such Borrower Party, as applicable, is the surviving entity, provided however, that in each such case the applicable Borrower Party will give Administrative Agent a minimum of 30 days’ written notice of such proposed merger, and if any such merger involves two or more Borrower Parties, such merger may not be consummated without prior confirmation from Administrative Agent that its Liens in the Collateral, after giving effect to such merger, have been preserved, or receipt by Administrative Agent of documentation it reasonably requires to so preserve such Liens. No Borrower Party will take any action to dissolve or terminate such Borrower Party, including, without limitation, any action to sell or dispose of all or substantially all of the property of such Borrower Party.

(b) No Loan Party will change its name, jurisdiction of formation, chief executive office and/or principal place of business without giving Administrative Agent a minimum of 30 days’ written notice thereof. In connection with any such change, Borrowers will deliver to Administrative Agent an updated, replacement Schedule 1.01A.

9.02 Negative Pledge. Without the approval of all Lenders, none of the Borrower Parties will create or suffer to exist any Lien upon the Collateral or any assets held by the Borrowers, other than Permitted Liens and a first priority security interest in and upon the Collateral to Secured Parties.

9.03 Fiscal Year and Accounting Method. Without the prior written consent of Administrative Agent alone (such approval not to be unreasonably withheld or delayed), no Borrower Party will change its fiscal year or method of accounting.

9.04 Constituent Documents. Without the prior written consent of Administrative Agent consistent with this Section 9.04, no Borrower Party may alter, amend, modify, terminate, or change any provision of its Constituent Documents or enter into or amend any Side Letter in any manner that would (a) remove or amend (or affect in a similar manner) the terms of Section 7 of any Subscription Agreement of such Borrower, (b) affect any Borrower’s or Investors’ (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person or the Secured Parties (as applicable), or relating to Capital Calls, Capital Commitments, Capital Contributions, Unfunded Commitments or any other Collateral or any time period applicable thereto, (c) except as permitted under this Credit Agreement, permit any Capital Event with respect to any Investor, (d) amend any leverage limitation in any Constituent Document, Subscription Agreement, Side Letter or PPM, or (e) otherwise have a material adverse effect on the rights, titles, Liens, powers or privileges of the Secured Parties under the Loan Documents (each a “material amendment”). With respect to any proposed amendment, alteration, modification, termination or change to any Constituent Document or PPM, the applicable Borrower will notify Administrative Agent of such proposal. Administrative Agent will determine, in its sole discretion (that is, the determination of the other Lenders will not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such Constituent Document or PPM is a material amendment, and will use reasonable efforts to notify such Borrower of its determination within 5 Business Days of the date on which it is deemed to have received such notification pursuant to Section 12.07. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 12.01), and Administrative Agent will promptly notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by the applicable Borrower. If Administrative Agent determines that the proposed amendment is not a material amendment, such Borrower may make such amendment without the consent of Lenders. Notwithstanding the foregoing, without the consent of Administrative Agent or the Lenders, each Borrower may amend its Constituent Documents and PPM: (i) to admit new Investors to the extent permitted by this Credit Agreement; and (ii) to reflect transfers of interests permitted by this Credit Agreement. Each Borrower Party will deliver to Administrative Agent, not later than five (5) Business Days after the effectiveness thereof, a certified copy of any amendment, supplement, modification or change to its Constituent Documents or PPM.

9.05 Transfer by, or Admission of, Investors.

(a) Transfer of Subscribed Interest. No Borrower may permit the Transfer of the Subscribed Interest of any Investor without the prior written consent of Administrative Agent, acting alone, which will not be unreasonably withheld or delayed.

(b) Designation of Transferee. A transferee that meets the Applicable Requirement, as determined by Administrative Agent in its reasonable discretion, and that has delivered the documentation required by Section 9.05(d), may be designated as an Included Investor without further consent. Designation of any other transferee as an Included Investor will require the consent of all Lenders.

(c) Admission of Investors. No Borrower may admit any Person as an additional Investor if such Person is a Sanctioned Person. Borrower will give Administrative Agent prior written notice of the admission of any additional Investor. If, after admission or pursuant to a transfer of a Subscribed Interest by another Person, any Investor would hold 51% or more of the Equity Interests in a Borrower, or if any natural Person will hold 25% or more of the Equity Interests in a Borrower, such Person may not be admitted nor acquire such Equity Interests by transfer until such Person is KYC Compliant.

(d) Documentation Requirements. Each Borrower will: (i) give prior written notice to Administrative Agent of the Transfer by any Investor of its Subscribed Interest, and will deliver copies of documents relating to such transfer and information about the transferee as reasonably required by Administrative Agent in order to effect its due diligence under this Credit Agreement prior to such transfer, and (ii) if such Transfer is effected with respect to an Included Investor, deliver a Borrowing Base Certificate as required by Section 8.01(d)(vi). Each Borrower will require that: (i) any Person admitted as a substitute or new Investor (whether due to a Transfer by an existing Investor or otherwise) (a “Subsequent Investor”) will, as a condition to such admission, provide documentation similar to that described in Section 6.01(a)(xii) satisfactory to Administrative Agent in its reasonable discretion; and (ii) any existing Investor that is a transferee from another Investor will provide confirmation of its obligations with respect to any increase in its Capital Commitment relating to such Transfer, and, to the extent not addressed in the documentation previously delivered by such Investor, evidence of its authority to assume such increased Capital Commitment, all as satisfactory to Administrative Agent in its reasonable discretion. In the event any Person is admitted as an additional or substitute Investor, the applicable Borrower will promptly deliver to Administrative Agent a revised Exhibit A to this Credit Agreement, containing the names of each Investor and the Capital Commitments of each.

(e) Funding Requirements. Prior to the effectiveness of any Transfer by a Included Investor, or of any Capital Event with respect to any Included Investor permitted by Administrative Agent and Lenders pursuant to Section 9.06, Borrowers will calculate whether, taking into account the Capital Commitments of the Included Investors as if such Transfer or Capital Event had occurred, such Transfer or Capital Event would cause the Total Outstanding Amount to exceed the Available Loan Amount, and Borrowers will prepay any mandatory prepayment under Section 3.04 that would result from such Transfer or Capital Event, and make any Capital Calls required to pay such mandatory prepayment prior to permitting such Transfer or Capital Event (and with respect to any transferring Investor or Investor that is the subject of such Capital Event, the related Capital Contribution must have been made prior to permitting such Transfer or Capital Event).

9.06 Capital Commitments. No Borrower may: (a) without the prior written consent of Administrative Agent, effect or permit a Capital Event with respect to any Investor; and (b) without the prior written approval of Administrative Agent and all Lenders: (i) issue any Capital Call Notices without complying with Section 5.02(c); (ii) effect or permit a Capital Event with respect to any Included Investor; or (iii) excuse any Investor from or permit any Investor to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the Obligations hereunder.

9.07 ERISA Compliance. (a) No Borrower Party nor any ERISA Affiliate may establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Plan that would reasonably be expected to result in a Material Adverse Effect; (b) without the approval of all Lenders, no Borrower Party may take any action that would cause its underlying assets to constitute Plan Assets; (c) no Borrower Party that operates as an Operating Company, as applicable, may change its Annual Valuation Period without giving prior written notice to Administrative Agent; and (d) no Borrower Party may take any action, or omit to take any action, which would give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA and would subject Administrative Agent or the Lenders to any Tax, penalty, damages or any other claim or relief under the Code or ERISA.

9.08 Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, no Loan Party: (a) may cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of any Loan Party in material violation of Environmental Law; or (b) may permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.

9.09 Margin Stock. No Borrower Party will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, nor take any action that would result in the Obligations being directly secured or “indirectly secured” (as such term is defined in 12 CFR 221.2) by Margin Stock.

9.10 Limitations on Dividends and Distributions.

(a) No Borrower Party may declare or pay any dividends or distributions except as permitted under its Constituent Documents.

(b) No Borrower Party may declare or pay any dividends or distributions (including any carried interest or other performance or incentive based fees) if (i) any Cash Control Event or Default has occurred and is continuing or would result therefrom, or (ii) the Minimum Funded Capital Commitment Condition has not been satisfied or would not be satisfied after the making of such distribution, other than (a) any Qualified Borrower declaring or paying any dividends or distributions to a Borrower and in each case the Borrowers shall have delivered to Administrative Agent a certificate certifying as to compliance with the foregoing clauses (i) and (ii) (and attaching the necessary calculations or back-up to evidence such compliance in the case of clause (ii)), and (b) any Permitted RIC Distribution.

9.11 Limitation on Debt.

(a) Each Borrower Party shall not, and shall procure that the Investment Adviser shall not, on its behalf, incur any Indebtedness in contravention with the provisions of its Governing Agreement.

(b) Each Borrower Party shall not, and shall procure that the Investment Adviser shall not, on its behalf, incur any Indebtedness other than the Obligations.

(c) The total amount of Indebtedness incurred by Borrower and its Subsidiaries in the aggregate shall not exceed an amount equal to twice the NAV of the Borrower and its Subsidiaries combined without duplication.

9.12 Limitations on Use of Proceeds. No Borrower Party may use the proceeds of any Loan for the payment of any distributions to the Investors.

9.13 Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments. No Borrower shall either (i) transfer the Unfunded Commitments of any Investor to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle, in either case, unless (A) such Alternative Investment Vehicle or Parallel Investment Vehicle has joined this Credit Agreement as a Borrower in accordance with Section 2.14.

9.14 Minimum Funded Capital Commitment. No Borrower Party shall permit the Minimum Funded Capital Commitment to not be satisfied at any time.

9.15 Minimum NAV. The NAV will not decline by more than 20% from the highest NAV since the Closing Date.

9.16 Outbound Investments Rules. No Borrower will, nor will it permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) be in violation of the Outbound Investment Rules in any material respect.

10. EVENTS OF DEFAULT.

10.01 Events of Default. An “Event of Default” will exist if any one or more of the following events occurs and is continuing:

(a) Any Borrower Party fails to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations or any fee, expense, or other payment required hereunder or under any other Loan Document, and such failure under this clause (ii) shall continue for three days thereafter (except for the failure to pay the Obligations in full on the Maturity Date and except for the failure to prepay any amount due following the specified grace period as set forth in Section 3.04, which shall be immediate Events of Default);

(b) any representation or warranty made or deemed made by any Borrower Party under this Credit Agreement or any of the other Loan Documents executed by any of them, or in any certificate or statement furnished or made to the Secured Parties or any of them by a Borrower Party pursuant hereto or in connection herewith or with the Loans, proves to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed made, or when furnished and, if the adverse effect of such misrepresentation is capable of being cured, the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice is delivered to the applicable Borrower Party by the Administrative Agent or (ii) a Responsible Officer of a Borrower Party obtains actual knowledge thereof;

(c) default occurs in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 2.08, Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03 or Section 9), or of the covenants or agreements of a Borrower Party contained in any other Loan Documents executed by such Person, and such default continues uncured to the satisfaction of Administrative Agent for a period of 30 days after the earlier of (i) the date on which Administrative Agent provides written notice thereof to the applicable Loan Party or (ii) the applicable Loan Party has knowledge thereof (provided that such 30-day cure period does not apply to covenants of Loan Parties relating to statements, certificates and notices to be given by a Loan Party, but a three-day grace period will apply);

(d) default occurs in the performance of the covenants and agreements of any Loan Party contained in Section 2.08, Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.03, or Section 9;

(e) any of the Loan Documents executed by a Borrower Party ceases, in whole or in material part, to be legal, valid, and binding agreements enforceable against such Borrower Party in accordance with the terms thereof or in any way terminates or becomes or is declared ineffective or inoperative or in any way whatsoever ceases to give or provide the respective Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, or any of the same is asserted in writing by any Borrower Party;

(f) default occurs in the payment of any Indebtedness of any Loan Party (other than the Obligations), in an aggregate amount greater than or equal to $2,500,000, and such default continues for more than the applicable period of grace, if any;

(g) any Borrower Party or Investment Adviser: (i) applies for or consent to the appointment of a receiver, trustee, custodian (as such term is defined in 11 U.S.C. §101(11) or the corresponding provision of any successor law), intervenor, liquidator, provisional liquidator or restructuring officer, of itself or of all or a substantial part of its assets; (ii) files a voluntary petition in bankruptcy; (iii) fails generally to pay its debts as they become due (unless those debts are subject to a bona fide dispute as to liability or amount) or admits in writing that it is unable to pay its debts as they become due; (iv) makes a general assignment for the benefit of creditors; (v) files a petition or answer or otherwise commences a judicial or administrative proceeding seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (vi) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vii) takes partnership or corporate action for the purpose of effecting any of the foregoing;

(h) the commencement of any judicial, administrative or other proceeding under any Debtor Relief Laws relating to any Borrower Party or Investment Adviser or all or any material part of its respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of 60 days; or an order for relief, judgment or decree is entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or liquidation of any Borrower Party or Investment Adviser or appointing a receiver, custodian (as such term is defined in 11 U.S.C. §101(11) or the corresponding provision of any successor law), trustee, intervenor, liquidator, provisional liquidator, administrator or similar entity of such Person, or of all or substantially all of its assets;

(i) any: (i) final judgments or orders for the payment of money against any Borrower Party in an aggregate amount (as to all such judgments or orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) non-monetary final judgments against any Borrower Party that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j) there occurs any change in the condition (financial or otherwise) of any Borrower Party which, in the reasonable judgment of Administrative Agent, has a Material Adverse Effect;

(k) a Change of Control occurs;

(l) the Investment Adviser or other Affiliate Investor repudiates, challenges, or declares unenforceable its obligation to make contributions to the capital of the applicable Borrower pursuant to its Capital Commitments or otherwise disaffirms the provisions of the Governing Agreement, or fails to make a contribution to the capital of Borrower within two days of when such Capital Call was due (without regard to any notice or cure periods);

(m) one or more Investors having Capital Commitments aggregating 10% or greater of the aggregate Capital Commitments of all Investors default in their obligation to fund any Capital Call within 10 Business Days’ of when such Capital Call was due (without regard to any notice or cure periods), measured over the term of this Credit Agreement;

(n) a Suspension Event occurs (subject to any cure period provided for in the applicable Governing Agreement;

(o) an event shall occur that causes, or with the passage of time will cause, the dissolution, termination or liquidation of any Borrower Party;

(p) Investment Adviser (or its members) shall otherwise fail to comply in any material respect with any management or investment advisory agreement applicable to it with respect to a Borrower, or any such management or investment advisory agreement ceases to be in full force and effect or such Investment Adviser resigns or is removed from said role; or

(q) the Initial Borrower fails to maintain its status as a “Business Development Company” under the Investment Company Act or an Approval to Convert occurs.

10.02 Remedies Upon Event of Default.

(a) If an Event of Default has occurred and is continuing, then Administrative Agent may, and, upon the direction of the Required Lenders, will: (a) suspend the Commitments of Lenders until such Event of Default is cured; (b) terminate the Commitment of Lenders hereunder; (c) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon together with the Make-Whole Fee, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same will forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Borrower Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) exercise any right, privilege, or power set forth in Section 5.02, including, but not limited to, the initiation of Capital Call Notices of the Capital Commitments in its own name (other than with respect to ERISA Investors) or in the name of the Loan Party or the Board of Trustees; or (e) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided, however, that if any Event of Default specified in Section 10.01(g) or Section 10.01(h) occurs, the obligation of each Lender to make Loans will immediately and automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically then become due and payable, in each case without further act of Administrative Agent or any Lender and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Loan Party hereby expressly waives. In the event that the Administrative Agent or Secured Parties elect to commence the exercise of remedies pursuant to the Loan Documents as a result of the occurrence of any Event of Default, the Loan Parties agree to cooperate in good faith with the Administrative Agent and/or Secured Parties to enable the Administrative Agent and/or Secured Parties to issue Capital Calls, and enforce the payment thereof by the Investors, and otherwise exercise the remedies granted pursuant to the Loan Documents. Notwithstanding any provision hereof to the contrary, Lender shall not, in respect of any ERISA Investor, take action on its own behalf under this Section 10 or otherwise hereunder directly with respect to any ERISA Investor if it would result in a non-exempt prohibited transaction, but if necessary, take such action on behalf of the applicable Loan Party or as agent of the Board of Trustees. If an Event of Default has occurred and is continuing and an ERISA Investor defaults on its obligation to fund Capital Contributions when required under the terms of the applicable Constituent Documents of the Loan Party and the Loan Party and/or Board of Trustees has any discretion with respect to declaring such ERISA Investor a Defaulting Investor under the applicable Constituent Documents, such Loan Party and/or Board of Trustees shall act as directed in writing by the Lender.

(b) Standstill Period. Notwithstanding anything to the contrary herein or in any Loan Document, upon the occurrence and during the continuance of an Event of Default (other than an Excluded Event of Default, in which case the provisions of this Section 10.02(b) will not apply), prior to Administrative Agent exercising the Secured Parties’ right to issue Capital Call Notices to the Investors, Administrative Agent will give Borrowers three (3) Business Days prior written notice (the “Notice Period”) of its intention to do so. If one or more Borrower Parties issue a Capital Call Notice to the Investors for an aggregate amount sufficient to cure such Event of Default and delivers evidence thereof to Administrative Agent within the Notice Period, then Administrative Agent will not issue a Capital Call Notice to the Investors until the Business Day following the Standstill Payment Date; provided that: (i) the Capital Call Notice(s) issued by the applicable Borrower Party must require the Investors to fund their related Capital Contribution within twelve (12) Business Days following the issuance of such Capital Call Notice (such 12th Business Day being the “Standstill Payment Date”); (ii) the Capital Contributions and all other amounts paid by the Investors in respect of such Capital Call are deposited into a Collection Account; and (iii) each Borrower directs Administrative Agent to withdraw and apply such Capital Contributions, together with any other funds held for or credited to such Borrower in a Collection Account, to repay the outstanding Obligations of the Borrowers in the amount necessary to cure (subject to any further approvals or waivers required by the Secured Parties) such Event of Default. For the avoidance of doubt, nothing in this Section 10.02(b) shall prohibit any Secured Party from exercising any other remedies it may have, including, without limitation, with respect to any Collection Account (and taking exclusive control thereof following a the occurrence of an event which constitutes a Cash Control Event) and taking any such actions as may be required to protect its rights in a bankruptcy proceeding, or exercising remedies under the Loan Documents in connection with the occurrence and during the continuation of any Excluded Event of Default.

10.03 Performance by Administrative Agent. Should any Loan Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but is not obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. In such event, each Loan Party will, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor any other Secured Party assumes any liability or responsibility for the performance of any duties of any Loan Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Loan Party, or any related Person, nor by any such action will Administrative Agent or any other Secured Party be deemed to create a partnership arrangement with any Loan Party or any related Person.

10.04 Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations by Administrative Agent will, subject to the provisions of Section 2.14, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 4) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower Parties or as otherwise required by Law.

10.05 JPMorgan Investors.

(a) Recourse. In the event that the Administrative Agent or the Required Lenders elect to commence the exercise of remedies pursuant to Section 10.02 or any other Loan Document upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender agrees that neither JPMorgan nor any of its Affiliates that is a Lender hereunder (each of JPMorgan and any such Affiliates, a “JPMorgan Lender”, and collectively the “JPMorgan Lenders”) shall have, in their respective capacity as Administrative Agent or a Lender, as applicable, any recourse to any JPMorgan Investor or any of its assets with respect to the Obligations owed to any JPMorgan Lenders. Nothing in this Section 10.05 shall (i) result in any Investor that is not a JPMorgan Investor being required to make a Capital Contribution or other similar payment pursuant to the exercise of the rights associated with the Collateral where such Investor’s pro rata share of the aggregate amount otherwise so called from all Investors is greater than what such pro rata share would have been had such exercise of rights also been exercised with respect to the JPMorgan Investors, (ii) conflict with any provisions set forth herein in respect of pro rata sharing of payments among the Lenders, or (iii) prohibit any other Lender from receiving proceeds of Capital Contributions made by JPMorgan Investors in satisfaction of Obligations owed to such Lender. For the avoidance of doubt, it is understood and agreed that the Administrative Agent has been granted a security interest in the right to make Capital Calls on the Capital Commitment of all Investors.

(b) Receipt of Proceeds. Notwithstanding anything to the contrary in this Credit Agreement, but subject to Section 10.05(c), in the event that the Administrative Agent or the Required Lenders elect to commence the exercise of remedies pursuant to Section 10.02 or any other Loan Document upon the occurrence and during the continuance of any Event of Default, neither JPMorgan nor any of its Affiliates shall be permitted to receive any proceeds or other amounts from any funding by a JPMorgan Investor of a Capital Contribution as a result of (i) any payment by the Borrowers of any Obligations owed to any JPMorgan Lender to the extent such payment was funded by a Capital Contribution by the JPMorgan Investor or (ii) any payment of Obligations owed to any JPMorgan Lender and made directly to any JPMorgan Lender by a JPMorgan Investor as a result of the exercise of remedies under this Credit Agreement or any other Loan Document. In the event that the Administrative Agent or the Required Lenders elect to commence the exercise of remedies pursuant to Section 10.02 or any other Loan Document upon the occurrence and during the continuance of any Event of Default, no proceeds of Capital Contributions or any other payments from a JPMorgan Investor (if any) shall be applied to the Obligations owed to any JPMorgan Lender. The Borrowers shall use reasonable efforts to maintain their books and records in a manner consistent with this Section.

(c) Reallocation of JPMorgan Investor Proceeds. At any time there exists one or more Lenders under this Credit Agreement that is not a JPMorgan Lender, if the Administrative Agent receives any proceeds from JPMorgan Investors and Investors that are not JPMorgan Investors (each such Investor, a “Non-JPMorgan Investor”) as a result of the Administrative Agent’s or the Required Lenders’ exercise of the rights and remedies under the Loan Documents, then the amount of such proceeds funded from JPMorgan Investors (each, a “JPMorgan Investor Proceed”) and the amount of such proceeds funded from Non-JPMorgan Investors (each, a “Non-JPMorgan Investor Proceed”, and collectively with any JPMorgan Investor Proceed, the “Investor Proceeds”), the Administrative Agent shall pay, or cause to be paid, pari passu:

(i) any JPMorgan Investor Proceed to each Lender (other than the JPMorgan Lenders) pro rata in accordance with its respective Applicable Percentage (adjusted to exclude the JPMorgan Lenders); and

(ii) any Non-JPMorgan Investor Proceed to:

(A) each JPMorgan Lender in an amount equal to the sum of (1) the aggregate amount of the JPMorgan Investor Proceed paid in accordance with Section 10.05(c)(i) above multiplied by such JPMorgan Lender’s respective Applicable Percentage (adjusted solely for purposes of this subclause (1) to take into account only JPMorgan Lenders); plus (2) the remaining amount of such JPMorgan Lender’s respective aggregate Applicable Percentage of the aggregate Investor Proceeds collected minus the amount of such Non-JPMorgan Investor Proceed paid to such JPMorgan Lender pursuant to Section 10.05(c)(ii)(A)(1); and

(B) to each Lender (other than the JPMorgan Lenders) in an amount equal to its respective Applicable Percentage (adjusted to exclude the JPMorgan Lenders) of such Non-JPMorgan Investor Proceed after giving effect to Section 11.05(c)(ii)(A).

For the avoidance of doubt, if the Administrative Agent receives proceeds solely from Non-JPMorgan Investors, the Administrative Agent shall pay, or cause to be paid, to all Lenders their respective Applicable Percentage, including each JPMorgan Lender

(d) Notice of JPMorgan Investors. In the event that the Administrative Agent or the Required Lenders elects to commence the exercise of remedies pursuant to Section 10.02 or any other Loan Document upon the occurrence and during continuance of any Event of Default and the requirements of this Section 10.05 are then applicable, JPMorgan shall deliver written notice to the Borrowers of each Investor constituting a JPMorgan Investor at such time.

11. ADMINISTRATIVE AGENT.

11.01 Authorization and Action.

(a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Credit Agreement and its successors and assigns to serve as Administrative Agent and collateral agent under the Loan Documents and each Lender authorizes Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which Administrative Agent is a party, and to exercise all rights, powers and remedies that Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that Administrative Agent shall not be required to take any action that (i) Administrative Agent in good faith believes exposes it to liability unless Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Credit Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Debtor Relief Laws; provided, further, that Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties, any Subsidiary, any Investor or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Credit Agreement shall require Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrowers. Without limiting the generality of the foregoing:

(i) Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against Administrative Agent based on an alleged breach of fiduciary duty by Administrative Agent in connection with this Credit Agreement and/or the transactions contemplated hereby;

(ii) where Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Credit Agreement or any Loan Document shall require Administrative Agent to account to any Lender for any sum or the profit element of any sum received by Administrative Agent for its own account;

(d) Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Credit Agreement. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger has obligations or duties whatsoever in such capacity under this Credit Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim under Sections 2.05, 2.09, 2.10, 2.11, 4.01, 4.04 and 12.06 and otherwise hereunder) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, provisional liquidator or restructuring officer, sequestrator or other similar official in any such proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the other Secured Parties, to pay to Administrative Agent any amount due to it, in its capacity as Administrative Agent, under the Loan Documents (including under Section 12.06). Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Section are solely for the benefit of the Secured Parties, and, except solely to the extent of any Loan Party’s rights to consent pursuant to and subject to the conditions set forth in this Section, no Loan Party or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section.

11.02 Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, Administrative Agent or any of its Related Parties under or in connection with this Credit Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Credit Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Credit Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.06 or Section 8.07 unless and until written notice thereof stating that it is a “notice under Section 8.06 or Section 8.07 in respect of this Credit Agreement and identifying the specific clause under said Section is given to Administrative Agent by the Borrower Parties, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to Administrative Agent by any Borrower Parties or a Lender. Further, Administrative Agent is not responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Loan Parties, any Subsidiary or any other Secured Party as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each such Secured Party.

(c) Without limiting the foregoing, Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.11, (ii) may rely on the Register to the extent set forth in Section 12.11, (iii) may consult with legal counsel (including counsel to the Loan Parties), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Credit Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Credit Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

11.03 Posting of Communications.

(a) The Loan Parties agree that Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Loan Parties hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by Administrative Agent or any other Secured Party by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Loan Parties agree that Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of Administrative Agent or any to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.04 Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Loan Parties, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as Administrative Agent and without any duty to account therefor to the Lenders.

11.05 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Parties, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders, in consultation with the Borrower Parties, have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in the United States or an Affiliate of any such bank. In no event may a successor Administrative Agent be a Defaulting Lender. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding Section 11.05(a), in the event no successor Administrative Agent shall have been so appointed and accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Parties, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments required to be made hereunder or under any other Loan Document to Administrative Agent for the account of any Person other than Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of Administrative Agent’s resignation from its capacity as such, the provisions of this Section and Section 12.06, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

11.06 Acknowledgments of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon Administrative Agent, any Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Credit Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, Administrative Agent or the Lenders on the Closing Date.

11.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 12.02 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) Without limiting the provisions of Section 11.01, Lenders irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations); or (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 11.07. Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

11.08 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using Plan Assets in connection with the Loans, the Commitments or the Loan Documents;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Loan Documents;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and the Loan Documents, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and the Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and the Loan Documents; or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (a)(i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that none of Administrative Agent, the Arranger, or their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).

(c) Administrative Agent, and each Arranger hereby informs the Secured Parties that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Credit Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Secured Party or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.09 Erroneous Payment.

(a) Each Secured Party hereby agrees that (i) if Administrative Agent notifies such Secured Party that Administrative Agent has determined in its sole discretion that any funds received by such Secured Party from Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Secured Party (whether or not known to such Secured Party), and demands the return of such Payment (or a portion thereof), such Secured Party shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Secured Party to the date such amount is repaid to Administrative Agent at the greater of the NYFRB Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Secured Party shall not assert, and hereby waives, as to Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of Administrative Agent to any Secured Party under this Section 11.09 shall be conclusive, absent manifest error.

(b) Each Secured Party hereby further agrees that if it receives a Payment from Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Secured Party agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Secured Party shall promptly notify Administrative Agent of such occurrence and, upon demand from Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Secured Party to the date such amount is repaid to Administrative Agent at the greater of the NYFRB Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Secured Party that has received such Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights of such Secured Party with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by such Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 11.09 shall survive the resignation or replacement of Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Secured Party, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

12. MISCELLANEOUS.

12.01 Amendments. Neither this Credit Agreement nor any other Loan Document to which any Loan Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, other than in accordance with its terms, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or Administrative Agent (based upon the written approval of Required Lenders, on their behalf), on the one hand, and such Loan Party on the other hand; provided, that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination will be signed by Administrative Agent or all Lenders (or Administrative Agent based upon the written approval of all Lenders, on their behalf), as applicable, on the one hand, and the applicable Loan Parties, on the other hand; provided further, that no such amendment, waiver, discharge, or termination will:

(a) without the consent of each Lender affected thereby:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02), or alter the provisions relating to any fees (or any other payments) payable to such Lender;

(ii) postpone any date fixed by this Credit Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii) reduce the principal of (except as a result of the application of payments or prepayments), or the rate of interest specified herein on, any Loan (including, without limitation, pursuant to a revision to the definition of Applicable Margin), or reduce any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders is necessary to amend the definition of Default Rate or to waive any obligation of any Borrower Party to pay interest at the Default Rate;

(b) without the consent of all Lenders:

(i) change Section 10.04 in a manner that would alter the pro rata sharing of payments required thereby;

(ii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in a Borrower permitted hereunder;

(iii) permit the cancellation, excuse, reduction, suspension or deferment of the Capital Commitment of any Included Investor;

(iv) amend the definition of “Applicable Requirement” or any of the related defined terms;

(v) amend the definition of “Available Loan Amount” or any of the related defined terms (except that the definition of “Maximum Commitment” may be revised to increase or decrease such amount pursuant to its terms);

(vi) amend the definition of “Exclusion Event” or any of the related defined terms;

(vii) amend the definition of “Included Investor” or any of the related defined terms;

(viii) change the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ix) consent to the assignment or transfer by any Borrower Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(x) amend the terms of this Section 12.01.

Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of Administrative Agent; and (B) Sections 8 and 9 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Sections 8 or 9 requires the consent of the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders will require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above and in Section 9: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Borrower Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. Administrative Agent may, after consultation with the Borrower Parties, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

If Administrative Agent requests the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and does not receive such consent or denial thereof in writing within 10 Business Days of the making of such request by Administrative Agent, as the case may be, such Lender will be deemed to have denied its consent to the request.

Notwithstanding anything to the contrary herein, this Credit Agreement may be amended without the consent of any Lender (but with the consent of the Loan Parties and Administrative Agent) if, upon giving effect to such amendment, such Lender shall no longer be a party to this Credit Agreement (as so amended), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder (other than any indemnification or reimbursement obligations with respect to circumstances existing on or prior to the date of such amendment, whether now known or unknown and asserted or unasserted, however arising, which such obligations expressly survive as if such Lender remained a Lender under this Credit Agreement) and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Credit Agreement.

12.02 Right of Setoff. If an Event of Default has occurred and is continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower Party against any and all of the obligations of such Borrower Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not Administrative Agent, such Lender or Affiliate has made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Borrower Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender exercises any such right of setoff: (a) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Secured Parties; and (b) such Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower Parties and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.

12.03 Sharing of Payments by Lenders. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion will:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments is shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations will be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section may not be construed to apply to: (x) any payment made by or on behalf of any Borrower Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or Participant, other than an assignment to a Borrower Party (as to which the provisions of this Section will apply).

Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

12.04 Payments Set Aside. To the extent that any Borrower Party makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender, each in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence will survive the payment in full of the Obligations and the termination of this Credit Agreement.

12.05 No Waiver; Cumulative Remedies; Enforcement. No course of dealing on the part of any Secured Party nor any failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them are vested exclusively in, and all actions and proceedings at Law in connection with such enforcement will be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.02 for the benefit of all Lenders; provided, however, that the foregoing will not prohibit: (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) any Lender from exercising setoff rights in accordance with Section 12.02 (subject to the terms of Section 12.03); or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders will have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.02; and (ii) in addition to the matters set forth in clauses (b), and (c) of the preceding proviso and subject to Section 12.03, any Secured Party may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.06 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower Parties will pay: (i) all reasonable and invoiced out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable invoiced fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated); and (ii) all invoiced out-of-pocket expenses incurred by Administrative Agent or any Lender (including the invoiced fees, charges and disbursements of any counsel for Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower Parties. The Borrower Parties hereby indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and hereby indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower Party or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 4.01, this Section 12.06(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Borrower Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party may assert, and each Loan Party hereby waives, and acknowledges that no other Person will have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above will be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section are payable not later than 10 Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 12.07(f) will survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

12.07 Notices.

(a) Notices Generally. Except where telephonic notices are expressly authorized to be given, and except as provided in subsection (c) below, any notice or other communication which any party hereto may be required or may desire to give under the Loan Documents must be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone must be made to the applicable telephone number, as follows:

(i) If to any Borrower Party or Administrative Agent, at its notice address and numbers set forth on Schedule 12.07 attached hereto provided, however, that notices to be delivered to any Borrower Party may be sent to the attention of Initial Borrower, and notices from any Borrower Party may be delivered by Initial Borrower, and, in furtherance of the foregoing, each other Borrower Party hereby appoints Initial Borrower as its duly appointed agent and attorney-in-fact to act in its stead for such purposes under the Loan Documents, and agrees that it is liable for, and bound by, any and all actions of Initial Borrower so made or taken. If to any Lender (other than directly from Administrative Agent), in care of Administrative Agent (which will promptly provide a copy thereof to such Lender), at Administrative Agent’s notice address and numbers set forth on Schedule 12.07 attached hereto, and if to any Lender directly from Administrative Agent, at such Lender’s notice address and numbers set forth on its Administrative Questionnaire.

(ii) Each Borrower Party or Administrative Agent may change its address and other delivery information for notices and other communications under the Loan Documents by notice to the other parties hereto pursuant to this Section 12.07. Each Lender may change its address and other delivery information for notices and other communications under the Loan Documents by notice to the Borrower Parties, Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record: (x) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent; and (y) accurate wire instructions for such Lender.

(iii) With respect to any notice received by Administrative Agent from any Loan Party or any Investor not otherwise addressed herein, Administrative Agent will notify Lenders promptly of the receipt of such notice, and will provide copies thereof to Lenders. When determining the prior days’ notice required for any Request for Credit Extension or other notice to be provided by a Loan Party or an Investor hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) will not be counted, but the day of the related Credit Extension or other relevant action will be counted.

(b) Effectiveness of Delivery. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, are hereby deemed to be given when received; notices and other communications sent by facsimile are hereby deemed to be given when sent (except that, if not given during normal business hours for the recipient, are deemed to be given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, are hereby deemed to be given on the day and at the time reciprocal communication (i.e., direct communication between two or more Persons, which does not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices and other communications delivered by electronic communications to the extent provided in subsection (c) below, will be effective as provided in subsection (d).

(c) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing does not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or any Loan Party may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d) Effectiveness of Electronic Communications. Unless Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address are hereby deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website are hereby deemed to be received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication is hereby deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e) The Platform. Notices and other communications to the Loan Parties, the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or the Loan Parties may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(f) Reliance by Secured Parties. The Secured Parties are entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties hereby indemnify each Secured Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.08 Governing Law.

(a) GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY ARE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH LOAN PARTY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH LOAN PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY, ANY INVESTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.07. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.10 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term of this Credit Agreement, such provision will be fully severable and this Credit Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement conflict with or are inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement will prevail.

12.11 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 12.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 12.11; or (iii) by way of pledge or assignment, or grant, of a security interest subject to the restrictions of clause (f) of this Section 12.11 (and any other attempted assignment or transfer by any party hereto will be null and void). Nothing in this Credit Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 12.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment is subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subclause (A) above, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, may not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment will be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent will be required for any assignment except to the extent required by subsection 12.11(b)(i)(B) of this Section and, in addition:

(A) the consent of Borrowers (such consent not to be unreasonably withheld or delayed) will be required unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, Borrowers will be deemed to have consented to any such assignment unless Borrowers object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) will be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment will execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. An assignment by any Lender, unless otherwise agreed by Borrowers, will be at such Lender’s expense, including the reasonable fees, charges and disbursements of counsel for Administrative Agent incurred in connection with any such assignment. The Assignee, if it is not a Lender, will deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment may be made: (A) to a Loan Party or any Affiliate or Subsidiary of any Loan Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi) Borrower-Requested Assignments. Each assignment made as a result of a demand by the Borrower Parties under Section 12.12 will be arranged by the Borrower Parties after consultation with Administrative Agent and will be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment may be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Parties and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to any Secured Party hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder will become effective under applicable Law without compliance with the provisions of this paragraph, then the Assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c) Effect of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (d) of this Section 12.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder will become a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder will, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender will cease to be a party hereto) but will continue to be entitled to the benefits and obligations of Sections 4.01, 4.04, 4.05 and 12.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each applicable Borrower Party (at its expense) agrees to execute and deliver a Note to the Assignee, and the applicable existing Note or Notes will be returned to the applicable Borrower Party. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection will be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties (such agency being solely for tax purposes), will maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register will be conclusive absent manifest error, and each Borrower Party, Administrative Agent and the Lenders will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, unless a written notice of assignment, negotiation or transfer thereof has been filed with Administrative Agent in accordance with Section 12.11. The Register will be available for inspection by the Borrower Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender, or a Loan Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement will remain unchanged; (ii) such Lender will remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Loan Party, Administrative Agent and the other Lenders will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender will be responsible for the indemnity under Section 12.06(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation will provide that such Lender retains the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 12.01 that directly affects such Participant. Each Loan Party agrees that each Participant is entitled to the benefits of Sections 4.01, 4.04, and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.11 (it being understood that the documentation required under Section 4.01(e) will be delivered to the Lender who sells the participation); provided that such Participant: (A) agrees to be subject to the provisions of Sections 4.06 and 12.12 as if it were an Assignee under clause (b) of this Section; and (B) is not entitled to receive any greater payment under Sections 4.01 or 4.05 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Parties’ request and expense, to use reasonable efforts to cooperate with the Borrower Parties to effectuate the provisions of Section 4.06 with respect to any Participant. To the extent permitted by law, each Participant is also entitled to the benefits of Section 12.02 as though it were a Lender, provided such Participant agrees to be subject to Section 12.03 as though it were a Lender. Each Lender that sells a participation will, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register will be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) has no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest, will release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

12.12 Replacement of Lenders. If the Borrower Parties are entitled to replace a Lender pursuant to the provisions of Section 4.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower Parties may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that will assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) The Borrower Parties have paid to Administrative Agent the assignment fee (if any) specified in Section 12.11(b); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such assignment fee in the case of any assignment;

(b) such Lender has received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Parties (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee has consented to the applicable amendment, waiver or consent.

A Lender will not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Parties to require such assignment and delegation cease to apply.

Each party hereto agrees that (A) an assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Borrowers, Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

12.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders will never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest is hereby deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess will forthwith be paid to the applicable Borrower Party. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Borrower Party and Lenders will, to the maximum extent permitted under applicable Law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders will refund to the applicable Borrower Party the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lenders will not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable Law” means the Law in effect as of the date hereof; provided, however, that in the event there is a change in the Law which results in a higher permissible rate of interest, then the Loan Documents will be governed by such new Law as of its effective date.

12.14 Headings. Section headings are for convenience of reference only and may in no way affect the interpretation of this Credit Agreement.

12.15 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith will survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent, each Lender, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that a Secured Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and will continue in full force and effect as long as any Loan or any other Obligation hereunder remains unpaid or unsatisfied.

12.16 Limited Liability of Investors. Except with respect to any expenses and losses arising from any Borrower Party’s intentional misrepresentation hereunder, fraud or willful misapplication of proceeds in contravention of this Credit Agreement, for which there will be full recourse to the Borrower Parties, none of the Investors will have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 12.16 or in any of the other provisions of the Loan Documents will be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of any Borrower Party, or of any Investor to make its Capital Contributions to the applicable Borrower in accordance with the terms of the applicable Governing Agreement and its Subscription Agreement. Notwithstanding anything contained in this Section 12.16, the payment and performance of the Obligations is fully recourse to the Borrower Parties and their respective properties and assets.

12.17 Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made relating to the Borrower Parties and their obligations or this Credit Agreement; (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower Party or its Subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facility provided for herein; (h) with the consent of the applicable Loan Party or (i) to the extent such Information (ii) becomes publicly available other than as a result of a breach of this Section or (iii) becomes available to any Secured Party on a non-confidential basis from a source other than a Loan Party. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Secured Party on a non-confidential basis prior to disclosure by such Person and other than information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section will be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity a “Regulatory Authority”) to the extent that such prohibition on disclosure set forth in this Section shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

12.18 USA Patriot Act; KYC Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Secured Party, as applicable, to identify the Loan Parties in accordance with the Patriot Act. Each Loan Party will, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

12.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by the Secured Parties and the Arranger are arm’s-length commercial transactions between each Loan Party and its Affiliates, on the one hand, and the Secured Parties and the Arranger, on the other hand; (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Arranger and each Secured Party each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or its Affiliates, or any other Person; and (ii) neither the Arranger nor any Secured Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Secured Parties, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither any Secured Party nor the Arranger has any obligation to disclose any of such interests to any Loan Party or any of its Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against any Secured Party and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.20 Electronic Execution of Assignments and Certain Other Documents. Delivery of an executed counterpart of a signature page of (a) this Credit Agreement, (b) any other Loan Document and/or (c) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.07), certificate, request, statement, disclosure or authorization related to this Credit Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Credit Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Administrative Agent has agreed to accept any Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Credit Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Credit Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Credit Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Secured Parties and their Related Parties for any liabilities arising solely from Administrative Agent’s and/or any Secured Party’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

12.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.23 Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. This Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Credit Agreement will become effective when it has been executed by Administrative Agent and when Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by fax or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Credit Agreement.

Remainder of Page Intentionally Left Blank
Signature Pages Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

SOUND POINT DIRECT LENDING BDC

By:	/s/ Vincent D’Arpino
	Name:	Vincent D’ Arpino
	Title:	General Counsel

Signature Page to
Revolving Credit Agreement

ADMINISTRATIVE AGENT AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Jeffrey Davidovitch
	Name:	Jeffrey Davidovitch
	Title:	Managing Director

Signature Page to
Revolving Credit Agreement

Schedule 1.01

LENDER COMMITMENTS

Name	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$75,000,000	100.0%
TOTAL	$75,000,000	100.0%